                                                                   EXHIBIT 10(m)

                             SEPARATION AGREEMENT,

                           DATED AS OF JUNE 7, 1996,

                                    BETWEEN

                      ELECTRONIC DATA SYSTEMS CORPORATION

                                      AND

                           GENERAL MOTORS CORPORATION

                               TABLE OF CONTENTS

                                                                                          PAGE
   1.  Definitions........................................................................  1
       -----------

   2.  Certain Intercompany Matters.......................................................  11
       ----------------------------
        2.1  Capital Stock Matters........................................................  11
        2.2  Insurance Matters............................................................  12
        2.3  Indemnification of EDS Indemnified Parties...................................  17
        2.4  Leases of Real Property......................................................  19
        2.5  Employee Benefit Matters.....................................................  19
        2.6  Registration Rights Agreement................................................  22
        2.7  Transfer Agreement...........................................................  23
        2.8  Publicity....................................................................  23
        2.9  Further Assurances...........................................................  23

   3.  GM-PBGC Agreement Matters..........................................................  23
       -------------------------
        3.1  GM Representations and Warranties............................................  23
        3.2  GM Covenants.................................................................  24

   4.  Confidentiality....................................................................  26
       ---------------
        4.1  Treatment of Confidential Information........................................  26
        4.2  Legally Required Disclosure of Confidential Information......................  27

   5.  Continuing Information Support.....................................................  28
       ------------------------------
        5.1  Access to Information........................................................  28
        5.2  Production of Witnesses......................................................  28
        5.3  Reimbursement................................................................  28
        5.4  Retention of Records.........................................................  29

   6.  Expenses...........................................................................  29
       --------
        6.1  General......................................................................  29
        6.2  Fees of Professional Advisors................................................  29
        6.3  Costs of Preparation and Distribution of Consent Solicitation and Form S-4...  29
        6.4  Certain Costs Relating to EDS Common Stock...................................  30
        6.5  Annual Fee for Listing of Stock..............................................  30
        6.6  Allowance....................................................................  30

   7.  Covenant To Preserve Tax-Free Status Of Split-Off..................................  30
       -------------------------------------------------
        7.1  Representations and Warranties...............................................  30
        7.2  Restrictions on EDS..........................................................  31

                                                                                            PAGE
        7.3  Cooperation and Other Covenants..............................................  34
        7.4  Indemnification for Tax Liabilities..........................................  35
        7.5  Procedure for Indemnification for Tax Liabilities............................  35
        7.6  Arbitration..................................................................  36
        7.7  Exclusive Remedies...........................................................  37

   8.  Indemnification....................................................................  37
       ---------------
        8.1  Indemnification by EDS.......................................................  37
        8.2  Indemnification by GM........................................................  39
        8.3  Other Liabilities............................................................  40
        8.4  Tax Effects of Indemnification...............................................  41
        8.5  Effect of Insurance Upon Indemnification.....................................  41
        8.6  Procedure for Indemnification Involving Third-Party Claims...................  42
        8.7  Procedure for Indemnification Not Involving Third-Party Claims...............  43
        8.8  Exclusive Remedies...........................................................  43

   9.  Miscellaneous......................................................................  44
       -------------
        9.1  Dispute Resolution...........................................................  44
        9.2  Survival.....................................................................  44
        9.3  Complete Agreement...........................................................  44
        9.4  Authority....................................................................  44
        9.5  Governing Law................................................................  44
        9.6  Consent to Jurisdiction......................................................  44
        9.7  Notices......................................................................  45
        9.8  Amendment and Modification...................................................  46
        9.9  Binding Effect; Assignment...................................................  46
        9.10 Third Party Beneficiaries....................................................  46
        9.11 Counterparts.................................................................  46
        9.12 Waiver.......................................................................  46
        9.13 Severability.................................................................  47
        9.14 Remedies.....................................................................  47
        9.15 Performance..................................................................  47
        9.16 References; Construction.....................................................  47

Exhibits
- --------

       Exhibit A       Form of Canadian Transfer Agreement
       Exhibit B       CPR Rules
       Exhibit C       GM Indemnification Bylaw
       Exhibit D       Form of Release and Covenant Not to Sue (R2)
       Exhibit E       Form of Release and Covenant Not to Sue (R3)
       Exhibit F       Professional Advisor Fees to be Paid by EDS
       Exhibit G       Professional Advisor Fees to be Paid by GM

                              SEPARATION AGREEMENT
                              --------------------



     THIS SEPARATION AGREEMENT, dated as of  June   7 , 1996, is between
                                            ------ ---
Electronic Data Systems Corporation, a Delaware corporation, and General Motors Corporation, a Delaware corporation. Capitalized terms used and not otherwise defined herein are defined in Section 1 below.

                                    RECITALS
                                    --------

     WHEREAS, as part of the Split-Off of EDS from GM, each outstanding share of Class E Stock will be converted into one share of EDS Common Stock;

     WHEREAS, the conversion of all outstanding shares of Class E Stock into EDS Common Stock on a one-for-one basis will be accomplished through a merger of GM with its indirect wholly owned subsidiary, GM Mergeco Corporation, and it is expected that such merger will be consummated immediately after the execution and delivery of this Separation Agreement;

     WHEREAS, immediately prior to the execution and delivery of this Separation Agreement, (i) Electronic Data Systems Intermediate Corporation, a Delaware corporation, was merged with and into Electronic Data Systems Holding Corporation, (ii) Electronic Data Systems Corporation, a Texas corporation, was merged with and into Electronic Data Systems Holding Corporation, and (iii) Electronic Data Systems Holding Corporation was renamed "Electronic Data Systems Corporation";

     WHEREAS, GM has received from the IRS a ruling, dated December 27, 1995, to the effect that the Split-Off would be tax-free to GM and its stockholders for United States federal income tax purposes and the parties hereto wish to preserve the tax-free status of the Split-Off; and

     WHEREAS, the parties hereto have determined that in order to accomplish the objectives of the Split-Off and to facilitate the consummation thereof, it is necessary and desirable to restructure certain intercompany relationships, allocate certain liabilities and provide mutual indemnification, all as set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

 1.  DEFINITIONS.
     -----------

     ADR: Center for Public Resources, Alternative Dispute Resolution section.

     AFFILIATE:  an EDS Affiliate or a GM Affiliate, as the case may be.

     BUSINESS:  the EDS Business or the GM Business, as the case may be.

     BUSINESS DAY: any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

     CANADIAN TRANSFER AGREEMENT: the Transfer Agreement, dated as of the date hereof, by and between GM-Canada and EDS-Canada.

     CLASS E STOCK:  the Class E Common Stock, par value $0.10 per share, of
GM.

     CODE:  the Internal Revenue Code of 1986, as amended.

     CONFIDENTIAL INFORMATION: as to EDS, (a) any information concerning GM, the GM Business or any GM Affiliate that was obtained by EDS or an EDS Affiliate prior to the Effective Time, (b) any information concerning GM, the GM Business or any GM Affiliate that is obtained by EDS under Section 5.1, or (c) any other information obtained by, or furnished to, EDS or any EDS Affiliate that (i) is marked "Confidential" or "Secret" by GM or any GM Affiliate or (ii) GM or any GM Affiliate has notified EDS or any EDS Affiliate in writing is confidential or secret; provided, however, that "Confidential Information" as to EDS shall not include any information furnished to EDS or any EDS Affiliate by GM or any GM Affiliate, pursuant to or in connection with any Service Agreement; as to GM,
(a) any information concerning EDS, the EDS Business or any EDS Affiliate that was obtained by GM or a GM Affiliate prior to the Effective Time, (b) any information concerning EDS, the EDS Business or any EDS Affiliate that is obtained by GM under Section 5.1, or (c) any other information obtained by, or furnished to, GM or any GM Affiliate that (i) is marked "Confidential" or "Secret" by EDS or any EDS Affiliate or (ii) EDS or any EDS Affiliate has notified GM or any GM Affiliate in writing is confidential or secret; provided, however, that "Confidential Information" as to GM shall not include any information furnished to GM or any GM Affiliate by EDS or any EDS Affiliate, pursuant to or in connection with any Service Agreement.

     CONTROL: the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     COOPERATION AGREEMENT: that certain Agreement made March 12, 1995 by and among United States Trust Company of New York, as trustee and investment manager of a trust established under the GM Hourly Pension Plan, Bankers Trust Company, as trustee and investment manager of a trust established under the General Motors Retirement Program for Salaried Employees, and GM.

     CPR RULES: the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources attached hereto as Exhibit B.

     D & O INSURANCE:  directors' and officers' liability insurance.

     DGCL: the General Corporation Law of the State of Delaware, as in effect on the date hereof and as the same may hereafter be amended from time to time.

     DELAWARE SUPERIOR COURT:  the Superior Court of the State of Delaware.

     DISPUTE NOTICE: written notice of any dispute between GM and EDS arising out of or relating to this Separation Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

     E TEAM: the team consisting of three officers of EDS (i.e., Lester M. Alberthal, Jr., Gary J. Fernandes and Joseph M. Grant) that was appointed by the Board of Directors of GM for the purpose of negotiating the terms of the Split-Off from the perspective of the holders of Class E Common Stock pursuant to the Negotiation Process.

     E TEAM PARTY: the members of the E Team and all officers and employees of EDS (or any predecessor thereof) or any EDS Affiliate (or any predecessor thereof) who provided substantial assistance to the E Team in discharging its responsibilities in connection with the Negotiation Process.

     EDS:  Electronic Data Systems Corporation, a Delaware corporation.

     EDS AFFILIATE: a Person that, after giving effect to the Split-Off, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with EDS; provided, however, that for purposes of this Separation Agreement none of the GM Hourly Pension Plan, any trust thereunder, or any trustee or other fiduciary thereof shall be deemed an EDS Affiliate.

     EDS BOARD NOMINEE: the individuals who are not employees of EDS and who have been elected as directors of EDS, effective as of immediately following the Effective Time, as identified in the Form S-4.

     EDS BUSINESS:  any business or operations of EDS or any EDS Affiliate.

     EDS-CANADA: E.D.S. of Canada, Ltd., an Ontario corporation and a wholly owned subsidiary of EDS.

     EDS CAPITAL STOCK: all classes or series of capital stock of EDS.

     EDS COMMON STOCK: the Common Stock, par value $0.01 per share, of EDS.

     EDS CONTROLLED GROUP: a group of corporations or other entities including EDS treated as if they were a single employer pursuant to section 414(b) or (c) of the Code.

     EDS COVERED PERSON: EDS, any EDS Affiliate, any corporation to which EDS is a successor and each individual who served at any time within the six-year period prior to the Effective Time as a director, director nominee, officer or other covered employee of EDS, any EDS Affiliate or any corporation to which EDS is a successor, in each case to the extent covered by a particular Insurance Policy.

     EDS DIRECTOR: all directors of EDS from and after the reconstitution of the EDS board of directors on March 11, 1996 and through the Effective Time.

     EDS DISCLOSURE PORTIONS: the material set forth in the Form S-4 under the following captions: "Risk Factors Regarding EDS after the Split-Off," "Special Factors -- Background of the Split-Off" (only with respect to discussion of actions taken by the E Team, the management of EDS or EDS), "Special Factors -- Fairness Opinions" (only with respect to discussion of actions taken, consent to actions taken, and information provided to the financial advisors, by the E Team, the management of EDS or EDS), "The Split-Off-- Stock Exchange Listings for EDS Common Stock," "Plans and Proposals of EDS," "Recent Developments -- EDS," "EDS Unaudited Pro Forma Consolidated Capitalization," "EDS Unaudited Pro Forma Condensed Consolidated Financial Statements," "EDS Selected Consolidated Financial Information," "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of EDS," "EDS Management and Executive Compensation," "EDS Capital Stock," any summaries in the Form S-4 of the information set forth in such sections, and Part II - Information Not Required in Prospectus (provided, that with respect to Item 21, "EDS Disclosure Portions" includes the list of exhibits and financial statement schedules contained in the Form S-4, but not the exhibits, financial statement schedules or appendices furnished to the SEC pursuant to Item 21).

     EDS INDEMNIFIED PARTIES: the following persons, to the extent that they took, or omitted to take, any action in the respective capacities indicated herein: (i) an E Team Party, (ii) an EDS Director, or (iii) an EDS Board Nominee.

     EDS QUALIFIED PLAN:  the EDS Retirement Plan.

     EDS RELEASEE:  as defined in the GM-PBGC Agreement.

     EDS TRANSFER AGENT: The Bank of New York, as the transfer agent for the EDS Common Stock.

     EDS TRANSFEREE:  as defined in the GM-PBGC Agreement.

     EFFECTIVE TIME: the date and time at which the Split-Off becomes effective.

     ENVIRONMENTAL LAWS: all federal, state, local and foreign laws and regulations relating to pollution or protection of human health, safety or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases, or threatened releases of Materials of Environmental Concern, or otherwise to the generation, storage, disposal, transport, or handling of Materials of Environmental Concern.

     ERISA:  the Employee Retirement Income Security Act of 1974, as amended,
29 U.S.C. (S) 1001, et seq., and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

     EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     EXCHANGE AGENT: The Bank of New York, as exchange agent for the exchange of certificates representing shares of EDS Common Stock for certificates representing shares of Class E Stock following consummation of the Split-Off.

     FORM S-4:  the Registration Statement on Form S-4 filed with the SEC by
EDS on  April   16 , 1996 (Registration No. 333-02543), as amended.

     GM:  General Motors Corporation, a Delaware corporation.

     GM AFFILIATE: a Person that, after giving effect to the Split-Off, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with GM; provided, however, that for purposes of this Separation Agreement none of the GM Hourly Pension Plan, any trust thereunder, or any trustee or other fiduciary thereof shall be deemed a GM Affiliate.

     GMAC MORTGAGE:  GMAC Mortgage Corporation, a Michigan corporation.

     GMAC MORTGAGE QUALIFIED PLANS: the GMAC Mortgage Corporation Savings Incentive Plan and the Employees Retirement Plan for GMAC Mortgage Corporation.

     GM BUSINESS:  any business or operations of GM or any GM Affiliates.

     GM-CANADA:  General Motors of Canada Limited, a Canada corporation.

     GM CONTROLLED GROUP: a group of corporations or other entities including GM treated as if they were a single employer pursuant to section 414(b) or (c) of the Code.

     GM DISCLOSURE PORTIONS: the material set forth in the Form S-4 under the following captions: "Incorporation of Certain Documents by Reference," "Risk Factors Regarding General Motors After the Split-Off," "Risk Factors Regarding Non-Consummation of the Split-Off," "Special Factors -- Alternatives to the Split-Off," "Special Factors -- Background of the Split-Off" (except for discussion of actions taken by the E Team, the Board of Directors of EDS or
EDS), "Special Factors -- Fairness Opinions" (only with respect to discussion of actions taken, consent to actions taken, or information provided to the financial advisors, by the GM Team, the Board of Directors of GM (or any committee thereof), the management of GM or GM), "Special Factors
- -- Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions," "Special Factors -- Requisite Vote for the Transactions," "Special Factors -- Certain U.S. Federal Income Tax Considerations," "Special Factors -- GM-PBGC Agreement," "Special Factors -- Certain Litigation," "The Split-Off -- General," "The Split-Off -- Merger Agreement," "The Split-Off -- No Appraisal Rights," "The Split-Off -- Certain U.S. Federal Income Tax Considerations," "Recent Developments -- GM," "General Motors Unaudited Pro
Forma Condensed Consolidated Financial Statements," "Class E Common Stock," "Solicitation of Written Consent of General Motors Common Stockholders," "Security Ownership of Certain Beneficial Owners and Management of General
Motors and EDS," and any summaries in the Form S-4 of the information set forth in such sections.

     GM-EDS CONTRACT: any written contract, agreement or understanding between GM or any GM Affiliate and EDS or any EDS Affiliate, including without limitation the Service Agreements, but excluding this Separation Agreement.

     GM HOURLY PENSION PLAN: the General Motors Corporation Hourly-Rate Employees Pension Plan.

     GM INDEMNIFICATION BYLAW: Article V of the By-Laws of GM, as in effect on the date hereof, a true and correct copy of which is attached hereto as Exhibit C.

     GM-PBGC AGREEMENT: the Agreement made as of March 3, 1995 by and between GM and the PBGC, as amended by the GM-PBGC Agreement Amendment.

     GM-PBGC AGREEMENT AMENDMENT: the First Amendments to Agreement Made as of March 3, 1995, By and Between General Motors Corporation and the Pension Benefit Guaranty Corporation.

     GM-PBGC ESCROW AGENT: Bankers Trust Company, a New York banking corporation, as the escrow agent under the GM-PBGC Escrow Agreement, selected by GM and the PBGC pursuant to section 9(d)(v) of the GM-PBGC Agreement.

     GM-PBGC ESCROW AGREEMENT: the Escrow Agreement made as of March 5, 1996 by and among GM, the PBGC and the GM-PBGC Escrow Agent.

     GM PENSION LIABILITY:  as defined in the GM-PBGC Agreement.

     GM PENSION PLANS:  as defined in the GM-PBGC Agreement.

     GM QUALIFIED PLANS: the GM Retirement Program for Salaried Employees and the Saturn Personal Choices Retirement Plan.

     GM TRANSFER AGENT: Boston EquiServe, L.P., as the transfer agent for the Class E Stock.

     HUGHES:  Hughes Electronics Corporation, a Delaware corporation.

     HOURLY PLAN TRUSTEE: either United States Trust Company of New York or U.S. Trust Company of California, N.A., in either of their capacities as trustee of a trust established under the GM Hourly Pension Plan.

     HUGHES QUALIFIED PLANS: the Hughes Non-Bargaining Retirement Plan, the Hughes Subsidiary Retirement Plan, the Hughes Salaried Employees Thrift and Savings Plan and the Hughes Thrift and Savings Plan.

     INDEMNIFYING PARTY: a Person that is obligated to provide indemnification under this Separation Agreement (other than pursuant to Section 2.3).

     INDEMNITEE: a Person that is entitled to seek indemnification under this Separation Agreement (other than pursuant to Section 2.3).

     INDEMNITY PAYMENT: an amount that an Indemnifying Party is required to pay to an Indemnitee under this Separation Agreement.

     INSURANCE POLICIES: collectively, each insurance policy or other form of insurance coverage maintained or provided by GM or any of its Affiliates for the benefit of EDS, any corporation to which EDS is a successor, or any of EDS' or such predecessor corporation's Affiliates, directors, director nominees, officers or employees prior to or at the Effective Time, together with all amendments, endorsements and waivers thereto or additional insurance policies or other forms of insurance required by Section 2.2 to be maintained or provided by GM.

     INSURANCE PROCEEDS: the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

     IRS: Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

     JOINT DISCLOSURE PORTION: any material set forth in the Form S-4 that does not constitute a part of an EDS Disclosure Portion or a GM Disclosure Portion.

     LOSSES: all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, and whether or not the same would properly be reflected on a balance sheet, including, without limitation, such losses relating to or arising in respect of Materials of Environmental Concern and violations or purported violations of Environmental Laws.

     MASTER SERVICE AGREEMENT: the Master Service Agreement dated as of the date hereof by and between GM and EDS relating to the information technology services to be provided to GM by EDS after the Effective Time.

     MATERIALS OF ENVIRONMENTAL CONCERN: any pollutants, contaminants or wastes, any toxic or hazardous substances or materials, or any petroleum or petroleum products.

     NEGOTIATION PERIOD: the period of 20 Business Days following the initial meeting of the representatives of GM and EDS following the receipt of a Dispute Notice.

     NEGOTIATION PROCESS: the process by which the financial and other essential terms of the Split-Off were negotiated, as approved by the Board of Directors of GM on August 7, 1995.

     NOTICE: any notice, request, claim, demand, or other communication under this Separation Agreement.

     PBGC: Pension Benefit Guaranty Corporation, a U.S. government corporation established under section 4002 of ERISA.

     PERSON: an individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

     PROCEEDING: any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which an EDS Indemnified Party was or is made or is threatened to be made a party or is otherwise involved.

     PROPOSED ACQUISITION TRANSACTION: a transaction or series of transactions after the Effective Time as a result of which any Person or any group of related Persons would acquire, or have the right to acquire, from one or more holders of outstanding shares of EDS Capital Stock a number of shares of EDS Capital Stock that would comprise more than 15% of (i) the value of all outstanding shares of EDS Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the number of the issued and outstanding shares of EDS Common Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

     REGISTRATION RIGHTS AGREEMENT: the Registration Rights Agreement, entered into on March 12, 1995, by and between GM and the Hourly Plan Trustee.

     RELEASES AND COVENANTS NOT TO SUE: the Releases and Covenants Not to Sue executed by the PBGC and deposited with the GM-PBGC Escrow Agent pursuant to the GM-PBGC Agreement and in the forms attached hereto as Exhibits D and E.

     REPRESENTATION DATE: any date on which EDS makes any representation (i) to the IRS for the purpose of obtaining a Subsequent Split-Off Ruling or to counsel selected by GM for the purpose of obtaining an opinion of counsel described in the definition of Subsequent Split-Off Ruling, or (ii) to GM for the purpose of any determination required to be made by GM pursuant to Section 7.2.

     REPRESENTATIVE: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

     RULING: the ruling dated December 27, 1995, issued by the IRS to GM in connection with the Split-Off.

     RULING REQUEST: the written request (including exhibits) submitted by GM to the IRS dated August 30, 1995 seeking a ruling that the Split-Off would be tax-free to GM and its stockholders, and all additional documents subsequently submitted to the IRS in connection therewith.

     SECURITIES ACT: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     SEPARATE COUNSEL:  as defined in Section 8.6(b).

     SERVICE AGENT: for GM, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and for EDS, The Prentice-Hall Corporation System, Inc., with offices on the date hereof at 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805.

     SERVICE AGREEMENTS: the Master Agreement, effective as of September 1, 1985 (the "Master Agreement"), by and between GM and EDS, the Master Service Agreement, all service agreements and other vendor-customer agreements entered pursuant to or in connection with either the Master Agreement or the Master Service Agreement, and all other GM-EDS Contracts pursuant to which EDS has provided or provides information technology or other services to GM.

     SPECIAL INTER-COMPANY PAYMENT:  as described in the Form S-4.

     SPLIT-OFF:  the proposed split-off of EDS from GM described in the Form
S-4.

     SPLIT-OFF LOSSES:  as defined in Section 2.3(g).

     SUBSEQUENT EDS RULING REQUEST: a request by EDS after the Effective Time for a private letter ruling from the IRS.

     SUBSEQUENT SPLIT-OFF RULING: either (i) a ruling from the IRS or (ii) an opinion of counsel selected by GM in its sole and absolute discretion, in either case confirming, in form and substance satisfactory to GM, that no income, gain or loss for United States federal income tax purposes will be recognized by GM, the stockholders or former stockholders of GM, or any GM Affiliate with respect to the Split-Off as a consequence of the consummation of a subsequent transaction.

     SUBSIDIARY: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Separation Agreement, neither EDS nor any of the Subsidiaries of EDS shall be deemed to be Subsidiaries of GM or of any of the Subsidiaries of GM.

     SUBTRUST LETTER AGREEMENT: that certain letter agreement, dated June 7, 1995, among the Hourly Plan Trustees and GM.

     TAX: (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

     TAX ALLOCATION AGREEMENTS: collectively, the Agreement for the Allocation of United States Federal Income Taxes entered into effective as of December 31, 1984, and the Agreement for the Allocation of United States Federal, State and Local Income Taxes, both as amended and restated in the Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes, dated as of April 2, 1996, by and between GM and EDS.

     TAX-FREE REORGANIZATION: a Proposed Acquisition Transaction that would constitute a tax-free reorganization under the Code with respect to EDS, its Subsidiaries and its stockholders, with respect to which at least 50% of the consideration to be received in exchange for the acquired corporation constitutes property described in Section 354(a)(1) of the Code.

     TAX-FREE STATUS OF THE SPLIT-OFF: the nonrecognition of taxable gain or loss for United States federal income tax purposes to GM or GM's stockholders, including holders of Class E Stock, in connection with the Split-Off.

     TAX-RELATED LOSSES: (i) all federal, state and local taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and (iii) all costs and expenses that may result from adverse tax consequences to GM (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by GM or GM Affiliates.

     THIRD-PARTY CLAIM: any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than GM or any GM Affiliate or EDS or any EDS Affiliate which gives rise to a right of indemnification hereunder.

     TRANSFER AGREEMENT: the Transfer Agreement, dated March 12, 1995, by and between GM and the Hourly Plan Trustee.

     VOTING STOCK: with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

 2.  CERTAIN INTERCOMPANY MATTERS.
     ----------------------------

     2.1  CAPITAL STOCK MATTERS.

          (a) Recognition of Stockholders. Immediately after the Effective Time, EDS shall regard the Persons who were record holders of Class E Stock immediately prior to the Effective Time as the record holders of EDS Common Stock without requiring any action on the part of such Persons. EDS agrees that (i) subject to any transfers of such stock, each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, EDS Common Stock and
     (ii) each such holder shall be entitled, upon proper surrender (in accordance with the requirements of the letter of transmittal and other instructions provided by the Exchange Agent) of the certificate or certificates representing the shares of Class E Stock formerly held by it, to receive one or more certificates representing the shares of EDS Common Stock then held by it.

          (b) GM Representations and Warranties. GM hereby represents and warrants that, as of immediately prior to the Effective Time (i) 487,555,556 shares of Class E Stock will be issued and outstanding, (ii) all of such shares will be validly issued, fully paid and nonassessable,
     (iii) none of such shares will be subject to any preemptive rights, and
     (iv) there will be (x) no outstanding securities of GM or any of its Subsidiaries convertible into or exchangeable for shares of Class E Stock and (y) no outstanding subscriptions, options, warrants, rights or other arrangements or commitments to which GM is a party obligating GM to issue any shares of Class E Stock.

          (c) EDS Representations and Warranties. EDS hereby represents and warrants that, as of immediately prior to the Effective Time (i) 487,555,556 shares of EDS Common

     Stock will be issued and outstanding, (ii) all of such shares will be validly issued, fully paid and nonassessable, and (iii) all of such shares will be held of record by GM.

          (d) Cooperation of Transfer Agents; Stockholder Records. GM shall cause the GM Transfer Agent to cooperate with the EDS Transfer Agent, and EDS shall cause the EDS Transfer Agent to cooperate with the GM Transfer Agent, in connection with the Split-Off and all other matters relating to the exchange of certificates evidencing the conversion of all outstanding shares of Class E Stock into EDS Common Stock. As soon as practicable after the Effective Time, GM shall cause the GM Transfer Agent to deliver to the EDS Transfer Agent the transfer records reflecting the record holders of Class E Stock as of the Effective Time. As soon as practicable after receipt by the EDS Transfer Agent of such transfer records, EDS shall cause the EDS Transfer Agent, in its capacity as the Exchange Agent, to distribute letters of transmittal, in form reasonably satisfactory to GM, for such exchange of certificates by such record holders. EDS shall cause the EDS Transfer Agent to issue the certificates representing the shares of EDS Common Stock promptly after proper surrender (in accordance with the requirements of the letter of transmittal and other instructions provided by the Exchange Agent) of the certificates representing the corresponding shares of Class E Stock. Upon the reasonable request of EDS from time to time after the Effective Time, GM shall, or shall cause the GM Transfer Agent to, cooperate in providing EDS with reasonable access to all historical share, transfer and dividend payment records with respect to former holders of Class E Stock.

     2.2  INSURANCE MATTERS.

          (a) Cooperation in Insurance Matters. GM has historically provided insurance coverage to EDS and certain EDS Affiliates through various insurance policies (and other forms of insurance coverage) maintained by GM for the benefit of itself and its subsidiaries for general liability, products liability, directors and officers liability, automobile liability and other types of losses. EDS has made payments to GM to reimburse GM for its allocable share of certain premiums and costs for the provision of such insurance. From and after the Effective Time, except as set forth herein, EDS and the EDS Affiliates shall be responsible for obtaining and maintaining insurance coverage separately from the GM insurance programs. Notwithstanding the foregoing, from and after the Effective Time, (i) upon request by EDS, GM shall use commercially reasonable efforts to assist EDS in the transition to separate, initial insurance coverage for EDS and the EDS Affiliates, effective from and after the Effective Time, and shall provide EDS with information that is reasonably necessary to prevent gaps in EDS' insurance coverages, (ii) each of GM and EDS shall cooperate with and use commercially reasonable efforts to assist the other in the collection of proceeds from insurance claims made under any Insurance Policy and the EDS Covered Persons shall be entitled to the benefit of any proceeds from insurance claims made by or for the benefit of any EDS Covered Person with respect to the Insurance Policies, and (iii) GM shall not take any action that would jeopardize or otherwise interfere with any EDS Covered

     Person's ability to collect any proceeds payable by any Person pursuant to such Insurance Policies.

          (b) Claims-Made Coverage. Until the six-year anniversary of the Effective Time, or until such earlier time as EDS requests, GM shall provide EDS with general liability and products liability insurance coverage and D&O Insurance for all applicable incidents, acts or omissions occurring prior to or at the Effective Time, regardless of when, prior to the six-year anniversary of the Effective Time (or EDS' earlier termination of coverage), any claims relating to such incidents, acts or omissions are presented. GM shall provide such coverage at no cost to EDS. Such insurance coverage shall be no less favorable to any EDS Covered Person in coverage or amount than the lesser of (i) the coverage in effect at the Effective Time or (ii) any applicable insurance coverage in effect for GM at the time of the claim; provided, however, that if GM determines that (x) the amount or scope of such coverage will be reduced to a level materially inferior to the level of coverage in existence immediately prior to the Effective Time or (y) the retention or deductible levels applicable to such coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Effective Time, GM shall give EDS notice of such determination as promptly as practicable, but in no event less than 30 days prior to the effectiveness of such reduction in coverage or increase in retention or deductible levels. Upon notice of such determination, EDS shall be entitled to no less than 90 days to evaluate its options regarding continuance of coverage hereunder and may cancel all or any portion of such coverage as of any day within such 90 day period, regardless of whether such date coincides with any anniversary of the Effective Time. At any time during the period that GM is obligated to provide coverage pursuant to this Section 2.2(b), upon at least 30 days prior written notice, EDS may request GM to cancel all or any portion of such coverage as of the next anniversary of the Effective Time. In the event of any cancellation of coverage by EDS pursuant to this Section 2.2(b), GM shall have no obligation to provide such canceled coverage with respect to any periods from and after the effective date of such termination. The term "coverage" as used in this Section 2.2 shall be deemed to include all applicable excess coverage.

          (c) Occurrence Coverage for Prior Acts. GM shall take no action to remove any EDS Covered Person from insurance coverage under any Insurance Policy effective at, or at any time prior to, the Effective Time that is written on an occurrence basis.

          (d) Claims. GM agrees that after the Effective Time, EDS shall be entitled to furnish notice of insurance claims directly to the insurers under the Insurance Policies and otherwise to communicate directly with such insurers, in a manner consistent with past practice. EDS shall provide GM with copies of all such written notices of insurance claims contemporaneously with the provision of such written notices to such insurers. EDS shall provide GM with such other written communications between EDS and the insurers related to such claims as reasonably requested by GM.

          (e) Treatment of Certain Retentions and Deductibles. Responsibility for deductible or self-insured amounts with respect to any Insurance Policy provided or maintained after the Effective Time pursuant to Section 2.2(b) or 2.2(c) as it relates to coverage for any EDS Covered Person shall be borne 100% by (i) GM, in the case of automobile liability claims and (ii) EDS, in all other cases. Notwithstanding the foregoing, if GM and EDS are involved in the same claim, GM and EDS shall negotiate in good faith the fair allocation of any self-insurance retention or other deductible payable under the Insurance Policies. Such allocation shall be based upon all relevant factors, including, without limitation and as appropriate, the relative number of Persons affiliated with EDS or GM that are involved in such claim and the nature of the allegations with respect to each such Person.

          (f) Adjustment of Premiums Applicable to Periods Prior to the Effective Time. Any premiums that have been paid or are payable by EDS to GM with respect to coverage under any of the Insurance Policies maintained or provided prior to the Effective Time shall be pro-rated, and as soon as practicable after the Effective Time shall be either refunded by GM to EDS or paid by EDS to GM, as appropriate, so that EDS is responsible for only those premiums relating to (i) any full policy year ending prior to the Effective Time and (ii) the partial policy year ending at the Effective Time.

          (g) Pending and Prior Acts Claims. GM shall not charge EDS, and EDS shall not be obligated to pay, any amounts (other than any applicable deductible or self-insurance retention amounts or any premium amounts with respect to periods prior to the Effective Time that are payable by EDS pursuant to Section 2.2(f)) with respect to (i) pending claims under the Insurance Policies or (ii) any other claims under the Insurance Policies relating to occurrences before the Effective Time that are reported after the Effective Time ; provided, however, that if (i) a third party insurance provider has paid insurance proceeds for a pending claim under an Insurance Policy, (ii) such insurance provider has reserved its right to reimbursement in the event of a later determination that such proceeds were not payable under the Insurance Policy, (iii) GM, EDS and the insurance provider later agree that such proceeds are reimbursable to the insurance provider, and (iv) GM actually repays any such amounts to such insurance provider, then EDS shall promptly reimburse GM for such amounts actually repaid to the third party insurance provider by GM. Notwithstanding the first sentence of Section 2.2(e), the amounts of any deductibles or self-insurance retentions payable by EDS that are applicable to claims pending at the Effective Time shall be determined in accordance with past practice. Without limiting the generality of the foregoing, EDS shall not be required to pay any amounts in respect of adjusting services after the Effective Time.

          (h) Management of Covered Litigation. Except as otherwise provided in
     Section 2.3 or 8, the management, defense and settlement of any claim covered by any Insurance Policy that is brought by a third party shall be handled as follows:

               (i) Unless Section 2.2(h)(ii) or 2.2(h)(iii) is applicable, GM shall have the right to manage the defense of such claim, to settle such claim in its sole discretion and to charge EDS, pursuant to
          Section 2.2(e) or 2.2(g), for that portion of the settlement that is within any applicable deductible or retention. EDS shall use commercially reasonable efforts to cooperate with GM in its defense of such claim. GM shall provide EDS with all information reasonably requested by EDS regarding the defense of such claim. GM shall consult with EDS prior to the settlement of such claim for an amount in excess of $100,000 and shall consider in good faith any recommendations or objections of EDS as to the amount or form of such settlement. GM shall not, without the prior written consent of EDS, (x) settle or compromise such claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to each applicable EDS Covered Person of a written release from all liability in respect of such claim or (y) settle or compromise such claim in any manner that would be reasonably likely to have a material adverse effect on any EDS Covered Person.

               (ii) Notwithstanding Section 2.2(h)(i), if (x) such claim involves both GM or any GM Affiliate and EDS or any EDS Affiliate and is covered by any Insurance Policy providing D&O Insurance coverage or
          (y) EDS reasonably and in good faith determines that such claim is significant to a material business interest of EDS, GM and EDS shall jointly control the defense of, and cooperate with each other with respect to defending, such claim. If either GM or EDS fails to jointly defend any such claim, the party that does not so fail shall solely defend such claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such claim. GM and EDS shall consult with each other prior to the settlement of such claim, and shall consider in good faith any recommendations or objections of the other as to the amount or form of such settlement. GM shall have the right to settle such claim, but GM shall not settle such claim without the prior written consent of EDS, which consent shall not be unreasonably withheld. EDS shall be responsible, and GM shall have the right to charge EDS, pursuant to Section 2.2(e) or 2.2(g), for that portion of the settlement that is within any applicable deductible or retention. Notwithstanding the foregoing, if EDS reasonably and in good faith determines that either a conflict of interest between any EDS Covered Person and GM exists in respect of such claim (other than a conflict with respect to whether such claim is in an amount within or in excess of any applicable deductible or self-insurance retention), or there may be defenses available to any EDS Covered Person that are different from or in addition to those available to GM, EDS shall have the right to manage the defense of such EDS Covered Person in respect of such claim; however, EDS shall not settle such claim with respect to such EDS Covered Person without the prior written consent of GM, which consent shall not be unreasonably withheld.

               (iii) Notwithstanding Section 2.2(h)(i) or 2.2(h)(ii), if such claim does not involve GM or any GM Affiliate and is covered by any Insurance Policy providing D&O Insurance coverage, EDS shall have the right to manage the defense of, including, without limitation, the selection of counsel with respect to, such claim. EDS shall provide GM with all information reasonably requested by GM regarding the defense of such claim. EDS shall be entitled to settle such claim in an amount below any applicable deductible or self-insurance retention. EDS shall consult with GM prior to the settlement of such claim and shall consider in good faith any recommendations or objections of GM as to the amount or form of such settlement. Any settlement of such a claim in excess of any applicable deductible or self-insurance retention amount shall require the prior written consent of GM, which consent shall not be unreasonably withheld.

               (iv) Nothing in this Separation Agreement shall be construed to allocate between a party and its directors, director nominees, officers or employees responsibility for the defense of any action or suit brought by or in the right of such party.

          (i) Access to Insurance Information. Upon the reasonable request of EDS from time to time during the period in which claims are open or can be made under any Insurance Policy, (i) GM shall provide EDS with a true and complete copy of each Insurance Policy and (ii) subject to Section 4, GM shall provide EDS with reasonable access to all applicable risk management data for the purpose of obtaining information with respect to any insurance claim relating to any EDS Covered Person. GM shall provide EDS with reasonable access to all litigation pleadings and other documents and correspondence relating to any EDS Covered Person, and copies thereof as reasonably requested by EDS. GM shall cause to be delivered to EDS all updates of the EDS claims histories as reasonably requested by EDS until all claims are closed, or until earlier notified by EDS. Notwithstanding
     Section 6.1, all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) reasonably incurred by GM in complying with this Section 2.2(i) shall be reimbursed by EDS upon presentation of invoices therefor.

          (j) Certain Workers' Compensation Insurance Premiums. GM acknowledges that neither EDS nor any EDS Affiliate owes any amount in respect of workers' compensation insurance coverage provided or maintained by or through GM for the benefit of EDS or the EDS Affiliates during the 1992/93 policy year. GM hereby fully and unconditionally releases EDS and the EDS Affiliates from any and all liability or obligation for the payment of any premium allocation or other amount with respect to the provision of such coverage. GM and EDS acknowledge that as of the Effective Time, no amounts are payable by EDS to GM for workers' compensation insurance premiums.

     2.3  INDEMNIFICATION OF EDS INDEMNIFIED PARTIES.

          (a) Indemnification of EDS Indemnified Parties. GM shall indemnify and hold harmless each EDS Indemnified Party, in its capacity as such, in accordance with section 5.1 of the GM Bylaws, as fully and to the same extent as if such EDS Indemnified Party were a director or officer of GM, from and against all amounts (including judgments, fines, payments in settlement, costs and expenses of enforcing this Section 2.3, attorneys' fees and other expenses) reasonably incurred by or on behalf of such EDS Indemnified Party in connection with any Proceeding that is based upon, or arises out of, any actual or alleged acts or omissions relating to:

               (i) in the case of an E Team Party, the Split-Off or the formulation, negotiation, approval, ratification, implementation or consummation thereof;

               (ii) in the case of an EDS Director, the approval, ratification, implementation or consummation of the Split-Off or any of the elements thereof, including the Special Inter-Company Payment, the Master Service Agreement (and the other Service Agreements to be entered into in connection therewith), this Separation Agreement and the Tax Allocation Agreement; provided, however, that such indemnification shall not apply to acts or omissions relating to (i) EDS' charter, bylaws or stockholder rights plan, (ii) EDS' employee and director benefits plans or compensation arrangements, (iii) EDS' management or director indemnification agreements, or (iv) EDS' plans, proposals, intentions or policies applicable after the Effective Time, including EDS' proposed dividend policy, proposed business plan or proposed restructuring activities; and

               (iii) in the case of an EDS Board Nominee, the expression of any views prior to the Effective Time at the request of GM or the Board of Directors of GM with respect to EDS' proposed charter, bylaws, stockholder rights plans or employee benefits plans.

     GM agrees that, if and to the extent that a determination on the part of the Board of Directors of GM is required under the DGCL or any other mandatory provision of applicable law in order to authorize the payment of any amounts pursuant to this Section 2.3(a), the Board of Directors of GM shall make such determination at least as promptly as is its customary practice with respect to similar determinations as to the indemnification of directors and officers of GM.

          (b) Other Bylaw Provisions. With respect to each matter for which any EDS Indemnified Party is entitled to indemnification pursuant to Section 2.3(a), each EDS Indemnified Party shall be entitled to the benefit of all other provisions and procedures set forth in the GM Indemnification Bylaw (including, without limitation, the advancement of expenses pursuant to Section 5.2 thereof) as fully and to the same extent as if such EDS

     Indemnified Party were a director or officer of GM. GM agrees that it shall advance such expenses to each EDS Indemnified Party at least as promptly as is its customary practice with respect to the advancement of expenses to directors and officers of GM.

          (c) Inapplicability to Certain Losses. Section 2.3(a) and (b) shall not apply to any Losses incurred by any EDS Indemnified Party or EDS Board Nominee arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in any section of the Form S-4 or (ii) the omission or alleged omission to state in any section of the Form S-4 a material fact required to be stated therein or necessary to make the statements therein not misleading, as indemnification for such Losses is provided for in Section 8.

          (d) No Amendment. The obligations of GM under this Section 2.3 shall not be terminated, modified or amended in such a manner as to adversely affect in any material respect the rights granted to any EDS Indemnified Party without the prior written consent of such EDS Indemnified Party.

          (e) GM Board Resolution. GM shall not rescind or modify the resolution of the GM Board of Directors adopted on August 7, 1995 authorizing certain indemnification for certain EDS Indemnified Parties.

          (f) EDS Reimbursement. As soon as practicable, but in any event within 10 days after presentation of an invoice therefor, EDS shall reimburse GM for all amounts (including judgments, fines, payments in settlement, costs and expenses) actually paid to, or on behalf of, an EDS Indemnified Party pursuant to this Section 2.3. Any amounts under this Section 2.3(f) that are not paid by EDS within 10 days after receipt of a written notice specifying the delinquency of any such payment shall bear interest, from the date of the original invoice therefor until paid, at the prime rate established from time to time by Citibank N.A., New York. If any reimbursement sought by GM pursuant to the first sentence of this Section 2.2(f) is judicially determined to be unenforceable, EDS shall contribute to GM the amounts for which such reimbursement is held to be unenforceable. The fact that at any time (i) EDS shall have a reimbursement or contribution obligation pursuant to this Section 2.3(f), or (ii) EDS is in breach of any reimbursement or contribution obligation pursuant to this
     Section 2.3(f), shall not impair or diminish, or constitute an excuse for nonperformance or delay in performance of, GM's obligations pursuant to the other provisions of this Section 2.3.

          (g) Split-Off Losses. GM and EDS agree that all Losses relating to, arising out of, or due to, directly or indirectly, the Split-Off or the formulation, negotiation, approval, ratification, implementation or consummation thereof or any of the elements thereof (including the Special Inter-Company Payment, the Master Service Agreement (and the other Service Agreements to be entered into in connection therewith), this Separation Agreement and the Tax Allocation Agreement), including all Losses relating to, arising out of, or due to, directly or indirectly, the lawsuits disclosed in the Form S-4 under the caption "Special Factors -

     Certain Litigation," including Solomon v. General Motors Corporation, et al., TRV Holding Company v. General Motors Corporation, et al. and Ward, et al., as Trustees for the Eisenberg Children's Irrevocable Trust II v. General Motors Corporation, et al. (collectively, "Split-Off Losses"), shall be governed by this Section 2.3 (except as set forth in Section 7, 8.1(a), 8.1(b), 8.1(c), 8.1(e), 8.2(a), 8.2(b), 8.2(c), 8.2(e) or 8.3(d)).
     Thus, GM shall have no liability to EDS, any EDS Affiliate or any of their respective directors, officers or employees for any Split-Off Losses and EDS shall have no liability to GM, any GM Affiliate or any of their respective directors, officers or employees for any Split-Off Losses except as provided in this Section 2.3 or Section 7, 8.1(a), 8.1(b), 8.1(c), 8.1(e), 8.2(a), 8.2(b), 8.2(c), 8.2(e) or 8.3(d). Nothing in this Section
     2.3(g) shall affect any of the rights or obligations of the parties under the Tax Allocation Agreement.

     2.4 LEASES OF REAL PROPERTY. GM and EDS shall jointly review all instances in which EDS maintains facilities in, or otherwise occupies, real property owned or leased by GM and shall use commercially reasonable efforts in each case to either negotiate and enter into a written lease incorporating terms and conditions which are fair to both parties or terminate the arrangement on mutually agreeable terms; provided, however, that the foregoing shall not apply in any instance (i) involving facilities maintained, or real property occupied, by EDS in connection with any Service Agreement or (ii) covered by a written lease agreement between the parties.

     2.5  EMPLOYEE BENEFIT MATTERS.

          (a)  General Rules.

               (i) A participant in either of the GM Qualified Plans who transferred from GM or a member of the GM Controlled Group to EDS, with the consent of, or at the direction of, GM management, at any time from September 1, 1985 to the Effective Time, will receive the following treatment from the GM Qualified Plans. The GM Qualified Plans will, for employees who remain continuously employed by EDS or a member of the EDS Controlled Group until retirement with eligibility for immediate commencement of retirement benefits from EDS or a member of the EDS Controlled Group: (1) treat the transferred employee's accrued GM service as unbroken; (2) treat base salary paid by EDS or a member of the EDS Controlled Group as compensation for purposes of calculating final average pay under the GM Qualified Plans; (3) provide benefits under the terms of the GM Qualified Plans in effect at the time of retirement from EDS; and (4) use credited service with EDS or a member of the EDS Controlled Group in determining vesting, but not accrual, under the GM Qualified Plans.

               (ii) A participant in the EDS Qualified Plan who transferred from EDS or a member of the EDS Controlled Group to GM or a GM Affiliate whose employees are eligible to participate in the GM Qualified Plans, with the consent of, or at the direction of, EDS management at any time during which EDS was in the

          GM Controlled Group will receive the following treatment from the EDS Qualified Plan. The EDS Qualified Plan will, for employees who remain continuously employed by GM or a member of the GM Controlled Group until retirement with eligibility for immediate commencement of retirement benefits from GM or a member of the GM Controlled Group:
          (1) treat the transferred employee's accrued EDS service as unbroken;
          (2) consider income to the employees, as reported on Form W-2 and adjusted in accordance with the terms of the EDS Qualified Plan, from GM or a member of the GM Controlled Group for purposes of calculating final average earnings under the EDS Qualified Plan; (3) provide EDS Qualified Plan benefits under the plan terms in effect at the time of retirement from GM; and (4) use credited service with GM or a member of the GM Controlled Group in determining vesting, but not accrual, under the EDS Qualified Plan.

               (iii) To the extent the EDS salary history of an employee who transferred from GM to EDS is used to calculate a GM Qualified Plan benefit, EDS agrees to take no salary action for the purpose of manipulating the GM Qualified Plan's obligation. To the extent the GM salary history of an employee transferred from EDS to GM is used to calculate an EDS Qualified Plan benefit, GM agrees to take no salary action for the purpose of manipulating the EDS Qualified Plan's obligation.

               (iv) GM and EDS have provided and will continue to provide on a cooperative basis data necessary to determine employee benefits for employees who transferred from one company to the other, and data necessary to administer their employee benefit plans in compliance with applicable law. The parties hereby represent and warrant that the above referenced data is, has been, and will be accurate and complete in all material respects. For purposes of this paragraph, "GM" shall mean GM's United States-based operations and its domestic affiliates and "EDS" shall mean EDS' United States-based operations and its domestic affiliates.

               (v) Except as otherwise provided in the second sentence of this
          Section 2.5(a)(v), employees who leave GM or a member of the GM Controlled Group or EDS or a member of the EDS Controlled Group to work for the other company after the Effective Time will be treated as having terminated employment with the company they are leaving. EDS employees who are working in the GM Marketing Division Customer Assistance Center and who are hired by a GM marketing division directly from such an EDS position will use GM credited service for determining vesting of EDS Qualified Plan benefits.

          (b) Issues Related to GM-Canada. Simultaneously with the execution and delivery of this Separation Agreement, GM shall cause GM-Canada, and EDS shall cause EDS-Canada, to execute and deliver the Canadian Transfer Agreement, substantially in the form attached hereto as Exhibit A.

          (c) Issues Related to Hughes. For employees who transferred from Hughes to EDS or a member of the EDS Controlled Group at any time from September 1, 1985 to the Effective Time, no service or compensation at EDS or a member of the EDS Controlled Group after the Effective Time will be considered for any purpose under the Hughes Qualified Plans. For employees who transferred from EDS or a member of the EDS Controlled Group to Hughes at any time from September 1, 1985 to the Effective Time, no service or compensation at Hughes after the Effective Time for which the employee is given credit under any of the Hughes Qualified Plans will be considered for any purpose under the EDS Qualified Plan.

          (d) Issues Related to GMAC Mortgage.

               (i) For employees who transferred from GMAC Mortgage to EDS or a member of the EDS Controlled Group at any time from September 1, 1985 to the Effective Time, no service or compensation at EDS or a member of the EDS Controlled Group after the Effective Time will be considered for any purpose under the GMAC Mortgage Qualified Plans. GMAC Mortgage will vest such transferred employees in their accrued benefits under the GMAC Mortgage Qualified Plans as of the Effective Time.

               (ii) For employees who transferred from EDS or a member of the EDS Controlled Group to GMAC Mortgage at any time from September 1, 1985 to the Effective Time, no service or compensation at GMAC Mortgage after the Effective Time will be considered for any purpose under the EDS Qualified Plan. EDS will vest such transferred employees in their accrued benefits under the EDS Qualified Plan as of the Effective Time.

          (e) Communication with Employees. GM and EDS will cooperate in devising communications to employees regarding the effects of the Split-Off. Such cooperation will include providing each other the opportunity to review and comment on such communications prior to distribution to employees. The parties will also cooperate in devising the description or summary of these communications which is internally distributed by the parties.

          (f) Necessary Amendments. GM, EDS and their respective Affiliates agree to make such amendments to any plan, program, or policy which any may sponsor as necessary to effectuate the provisions of this Separation Agreement as soon as practicable following the Effective Time.

          (g) Compliance with Applicable Requirements of ERISA and the Code. Notwithstanding anything herein to the contrary, if compliance with any of the provisions of this Section 2.5 would result in any plan sponsored by GM, EDS or any of their Affiliates violating any requirement of ERISA or the Code, then compliance with such provision shall not be required to the extent that compliance would so violate these requirements.

          (h) Third Party Rights. Nothing in this Section 2.5 shall give any third party, including, but not limited to, any employee of GM, EDS or any of their respective Affiliates, and any participant or beneficiary in any plan sponsored by GM, EDS or any of their respective Affiliates, any right or claim to any payment. GM, EDS and their respective Affiliates expressly reserve the right to terminate any of their employees.

     2.6  REGISTRATION RIGHTS AGREEMENT.

          (a) GM hereby represents and warrants as follows:

               (i) Other than as expressly provided in the Cooperation Agreement or the Subtrust Letter Agreement, since March 12, 1995, (x) the Registration Rights Agreement has not been modified or amended and (y) GM has not waived the benefit of any term of the Registration Rights Agreement, which waiver would have any adverse effect after the Effective Time. As of the Effective Time, the Cooperation Agreement shall terminate and be of no further force or effect.

               (ii) Neither GM nor any GM Affiliate has entered into or agreed to enter into any contract, agreement or understanding (other than the Registration Rights Agreement) that would require registration of any EDS Common Stock under the Securities Act from or after the Effective Time.

               (iii) GM has heretofore delivered to EDS a true and correct copy of each of the Registration Rights Agreement, the Cooperation Agreement and the Subtrust Letter Agreement.

          (b) Simultaneously with the execution and delivery of this Separation Agreement, EDS shall execute and deliver a Succession Agreement (the "Succession Agreement"), substantially in the form of Exhibit D to the Registration Rights Agreement. GM hereby assigns to EDS all of GM's right, title and interest in and to the Subtrust Letter Agreement as it relates to the Registration Rights Agreement (but not the Transfer Agreement). EDS specifically does not assume any obligation of GM or any GM Affiliate with respect to (i) any contract, agreement or understanding referred to in
     Section 2.6(a)(ii) above (other than the Registration Rights Agreement) or
     (ii) the Cooperation Agreement.

          (c) EDS shall not modify or amend the Registration Rights Agreement in any respect that would adversely affect GM's rights or obligations referred to in section 1(c) of the Succession Agreement or any rights of GM under section 10 of the Registration Rights Agreement with respect to any registration prior to the Effective Time of shares of Class E Stock by GM pursuant to such Registration Rights Agreement.

     2.7  TRANSFER AGREEMENT.

          (a) GM hereby represents and warrants as follows:

               (i) Since March 12, 1995, (x) the Transfer Agreement has not been modified or amended and (y) GM has not waived the benefit of any material term of the Transfer Agreement.

               (ii) GM has heretofore delivered to EDS a true and correct copy of the Transfer Agreement.

          (b) Without the prior written consent of EDS, GM shall not (i) modify or amend the Transfer Agreement in any material respect, (ii) permit or consent to any modification or amendment of the Transfer Agreement in any material respect, (iii) waive the benefit of any material term of the Transfer Agreement, or (iv) take any other action, or omit to take any action that would impair the validity of, or the material rights of GM under, the Transfer Agreement.

     2.8 PUBLICITY. EDS, with respect to EDS and all of the EDS Affiliates, and GM, with respect to GM and all of the GM Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly after the Effective Time as is commercially reasonable of any printed material that indicates a continued parent-subsidiary relationship between GM and EDS or any of their respective Affiliates. This Section 2.8 shall not be deemed to prohibit the use of printed material containing appropriate and accurate references to the historical relationships between the parties or their Affiliates.

     2.9 FURTHER ASSURANCES. In addition to the actions specifically provided for elsewhere in this Separation Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Split-Off as promptly as reasonably practicable. Without limiting the generality of the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use its best efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority in order to make effective the Split-Off.

 3.  GM-PBGC AGREEMENT MATTERS.
     -------------------------

     3.1 GM REPRESENTATIONS AND WARRANTIES. GM hereby represents and warrants as follows:

          (a)  No Amendment.

               (i) Since March 3, 1995 and other than in connection with the GM-PBGC Agreement Amendment, (x) the GM-PBGC Agreement has not been modified or amended, (y) GM has not waived the benefit of any material term of the GM-PBGC Agreement and (z) GM has not taken any other action, or omitted to take any action, that would (1) impair the validity of any of the Releases and Covenants Not to Sue or (2) impair the rights of GM (to the extent related to delivering to EDS executed Releases and Covenants Not to Sue), EDS, any EDS Releasee or any EDS Transferee under the GM-PBGC Agreement or any of the Releases and Covenants Not to Sue. Without limiting the generality of the foregoing, GM has not waived the PBGC's obligation under section 9(c), 9(d) or 9(f)(ii) of the GM-PBGC Agreement to execute or deliver specific executed Releases and Covenants Not to Sue.

               (ii) GM has heretofore delivered to EDS a true and correct copy of the GM-PBGC Agreement, including the GM-PBGC Agreement Amendment.

          (b)  Certification Process.

               (i) GM has followed and complied in all material respects with the provisions of section 9(d) of the GM-PBGC Agreement that are contemplated to be followed prior to the Effective Time. Without limiting the generality of the foregoing, GM has delivered or has caused to be delivered to the PBGC the certificates, statements and reports described in section 9(c)(2)(A) through (I) of the GM-PBGC Agreement. GM has heretofore delivered to EDS a true and correct copy of each such certificate, statement and report.

               (ii) The PBGC has not delivered to GM a written notice of disagreement as described in section 9(d)(iii) of the GM-PBGC Agreement.

          (c) Deposit of Releases in Escrow. GM has heretofore delivered to EDS a true and correct copy of the GM-PBGC Escrow Agreement. The PBGC has heretofore notified GM that the PBGC has, pursuant to the GM-PBGC Agreement and the Escrow Agreement, delivered to the Escrow Agent 15 sets of final executed Releases and Covenants Not to Sue.

     3.2  GM COVENANTS.

          (a) Delivery of Documents and Other Information.

               (i) GM shall deliver or cause to be delivered to the GM-PBGC Escrow Agent at the Effective Time (or, if not possible at the Effective Time, as soon as practicable thereafter), an executed certificate in the form of Appendix E1 to the GM-PBGC Agreement.

               (ii) GM shall deliver or cause to be delivered to the PBGC at the Effective Time (or, if not possible at the Effective Time, as soon as practicable thereafter), (x) the documents and records described in section 9(c)(3)(i)(A) or (B) of the GM-PBGC Agreement and (y) the statement described in section 9(c)(3)(ii)(A) of the GM-PBGC Agreement.

               (iii) At the Effective Time (or, if not possible at the Effective Time, as soon as practicable thereafter), GM shall request that the PBGC deliver or cause to be delivered to the GM-PBGC Escrow Agent, within two Business Days after the PBGC's receipt of the documents, records and statement referred to in subparagraph (ii) above, an executed certificate in the form of Appendix E2 to the GM-PBGC Agreement.

               (iv) GM shall promptly provide EDS with copies of all material information, certificates, statements and reports delivered by or on behalf of GM to the PBGC in connection with the actions to be taken under this Section 3.2.

          (b) Delivery of Releases and Covenants Not to Sue.

               (i) GM shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or expeditious pursuant to the GM-PBGC Agreement and the GM-PBGC Escrow Agreement to effect the delivery to EDS of the executed Releases and Covenants Not To Sue, including providing such information, certificates, statements and reports to the PBGC and the GM-PBGC Escrow Agent to effect the same and the institution of such legal action as may be reasonably necessary to enforce the related obligations of the PBGC under the GM-PBGC Agreement or the obligations of the GM-PBGC Escrow Agent under the GM-PBGC Escrow Agreement.

               (ii) GM shall keep EDS informed on a timely basis as to the status of the actions to be taken under this Section 3.2 and the delivery to EDS of the Releases and Covenants Not to Sue.

          (c) Additional Releases. If executed Releases and Covenants Not to Sue have theretofore been delivered to EDS, at any time and from time to time thereafter at the request of EDS (i) subject to the limitation on the number of occasions that the PBGC is obligated to provide additional Releases and Covenants Not to Sue, as set forth in section 9(i) of the GM-PBGC Agreement, GM shall request that the PBGC provide to EDS, pursuant to section 9(i) of the GM-PBGC Agreement, such additional executed Releases and Covenants Not to Sue as are reasonably requested by EDS (with EDS to bear the cost thereof as provided in section 9(i) of the GM-PBGC Agreement), and (ii) GM shall request that the PBGC certify and deliver, pursuant to section 9(j) of the GM-PBGC Agreement, such additional copies of

     Releases and Covenants Not to Sue as are reasonably requested by EDS (with EDS to bear the PBGC's standard costs and charges for copying and production of such documents as provided in section 9(j) of the GM-PBGC Agreement). Except as may be requested by EDS pursuant to the preceding sentence, GM shall not request that the PBGC provide any additional executed Releases and Covenants Not to Sue pursuant to section 9(i) of the GM-PBGC Agreement without the prior written consent of EDS.

          (d) Identification of Specific EDS Transferees. At the request of EDS, GM shall identify to the PBGC any specific EDS Transferee(s) whose name(s) are to be inserted in an executed Release and Covenant Not to Sue substantially in the form of Appendix R3 to the GM-PBGC Agreement at the time of execution and delivery thereof and shall use commercially reasonable efforts to obtain such executed Release and Covenant Not to Sue from the PBGC for the benefit of such EDS Transferee(s) as set forth in the GM-PBGC Agreement.

          (e) Amendment or Waiver of GM-PBGC Agreement. Without the prior written consent of EDS, GM shall not (i) modify or amend the GM-PBGC Agreement, (ii) permit or consent to any modification or amendment of the GM-PBGC Agreement, (iii) waive the benefit of any material term of the GM-PBGC Agreement, or (iv) take any other action, or omit to take any action, if in each such case such modification, amendment, waiver, action or omission would (x) impair the validity of any of the Releases and Covenants Not to Sue or (y) impair the rights of GM (to the extent related to delivering to EDS executed Releases and Covenants Not to Sue), EDS, any EDS Releasee or any EDS Transferee under the GM-PBGC Agreement or any of the Releases and Covenants Not to Sue. Without limiting the generality of the foregoing, GM shall not waive the PBGC's obligation under section 9(c), 9(d) or 9(f)(ii) of the GM-PBGC Agreement to execute or deliver specific executed Releases and Covenants Not to Sue.

 4.  CONFIDENTIALITY.
     ---------------

     4.1  TREATMENT OF CONFIDENTIAL INFORMATION.

          (a) Restrictions on Disclosure. From and after the Effective Time, each of EDS and GM agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person. Notwithstanding the foregoing, each of EDS and GM and its respective Affiliates and Representatives may disclose such Confidential Information, and such information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the parties' parent-subsidiary relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Separation Agreement, or (iii) lawfully acquired outside the context of the parties' parent-subsidiary relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information.

          (b) Restrictions on Use. From and after the Effective Time, each of EDS and GM agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, use any Confidential Information other than for the specific purposes and within the specific relationships for which it was originally disclosed to such party, Affiliate or Representative, as the case may be. In particular, the parties acknowledge that they have disclosed to each other a significant amount of highly confidential and proprietary information during the course of the parties' parent-subsidiary relationship, and each party agrees that any such information which was provided outside the context of a Service Agreement shall not be made available to or used by any Person engaged or participating in the negotiation, implementation or review of any vendor-customer relationship between EDS or any EDS Affiliate and GM or any GM Affiliate. Without limiting the generality of the foregoing, GM shall not use, and shall not permit its Affiliates or Representatives to use, for any purpose, including without limitation in connection with the sourcing, pricing or evaluation of information technology or other services provided, or to be provided, pursuant to any Service Agreement, any information relating to EDS that has been previously provided to or obtained by GM in connection with any audit or review (including without limitation any review of the transactions and arrangements relating to or arising out of the Split-Off) conducted by or on behalf of the Board of Directors of GM, including without limitation its Capital Stock Committee; provided, however, that the Board of Directors of GM and its Capital Stock Committee may continue to use such information solely for the purposes for which it was originally provided. GM and EDS acknowledge and agree that information obtained by either party pursuant to any vendor-customer relationship (including the negotiation of any Service Agreement) and not as a result of the parties' parent-subsidiary relationship may continue to be used by such parties in connection with such vendor-customer relationship; provided, however, that such continued use shall remain subject to any applicable confidentiality provisions or restrictions on use that may be contained in an applicable GM-EDS Contract.

          (c) Policies and Procedures. EDS and GM shall each maintain current policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.1.

     4.2 LEGALLY REQUIRED DISCLOSURE OF CONFIDENTIAL INFORMATION. If either party to this Separation Agreement or any of its respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the other, owning party and use commercially reasonable efforts to cooperate with the owning party so that the owning party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4. All expenses incurred in seeking a protective order or other remedy shall be borne by the owning party. If such protective order or other remedy is not obtained, or if the owning party waives compliance with this Section 4, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use commercially reasonable efforts to obtain reliable assurance requested by the owning party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the owning party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed.

5.   CONTINUING INFORMATION SUPPORT.
     ------------------------------

     5.1 ACCESS TO INFORMATION. Until the ten-year anniversary of the Effective Time, EDS and GM each shall afford to the other, and shall cause their respective Affiliates and Representatives to afford, reasonable access and duplicating rights upon reasonable advance request and during normal business hours to all information (other than information subject to the attorney-client privilege) within such party's possession relating to such other party's Business, assets or liabilities to the extent that such access is reasonably required by such other party as a result of the parties' prior parent-subsidiary relationship for audit, accounting, claims, litigation (except for litigation between the parties hereto), regulatory or tax purposes, or for purposes of fulfilling disclosure and reporting obligations. In connection therewith, EDS and GM shall upon the request of the other party make available their respective officers and employees (and those of their respective Affiliates) to the extent that they are reasonably necessary to discuss and explain such information with and to the other party. GM and EDS shall each cooperate with the other, and shall cause their respective Affiliates to cooperate, in the provision of access to information reasonably necessary for the preparation of reports required by or filed under the Exchange Act with respect to any period entirely or partially prior to the Effective Time. The access provided pursuant to this Section 5.1 shall be subject to such additional confidentiality and security provisions as the disclosing party may reasonably deem necessary. This Section 5.1 shall not supersede or be applicable in lieu of any provision governing access to information contained in any Service Agreement or any GM-EDS Contract entered into in connection with existing or potential litigation relating to Split-Off Losses.

     5.2 PRODUCTION OF WITNESSES. Until the six-year anniversary of the Effective Time, each of EDS and GM shall use commercially reasonable efforts, and shall cause each of their respective Affiliates to use commercially reasonable efforts, to make available to the other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     5.3 REIMBURSEMENT. Except with respect to costs and expenses incurred in connection with any legal, administrative or other proceeding to which
Section 2.3, 7 or 8 applies, each party to this Separation Agreement providing access, information or witnesses to the other party pursuant to Section 5.1 or
5.2 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

     5.4 RETENTION OF RECORDS. Except as otherwise required by law, each of EDS and GM shall use commercially reasonable efforts to accommodate the other with respect to retention and provision of copies of any significant information in such party's possession or under its control relating to the Business, assets, or liabilities of the other party. This Section 5.4 shall not supersede or be applicable in lieu of any provision governing retention of records contained in any Service Agreement.

6.   EXPENSES.
     --------

     6.1 GENERAL. Except as otherwise provided in this Separation Agreement or any GM-EDS Contract entered into in connection with the Split-Off, all costs and expenses of any party hereto in connection with the Split-Off shall be paid by the party that incurs such costs and expenses.

     6.2  FEES OF PROFESSIONAL ADVISORS.

          (a) With respect to the legal, accounting, financial and other advisors listed on Exhibit F, EDS shall be responsible for (i) the payment of the fees and expenses incurred by such advisors in connection with the Split-Off and (ii) any indemnification, reimbursement or contribution obligation EDS may have to such advisors. In addition, EDS shall be responsible for any indemnification, reimbursement or contribution obligation GM may have pursuant to those two separate engagement letters, dated March 20, 1996, between GM and each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated. GM shall afford to EDS all of GM's rights and benefits under paragraphs 4, 5 and 6 of such engagement letters.

          (b) With respect to the legal, accounting, financial and other advisors listed on Exhibit G, GM shall be responsible for (i) the payment of the fees and expenses incurred by such advisors in connection with the Split-Off and (ii) any indemnification, reimbursement or contribution obligation GM may have to such advisors.

     6.3  COSTS OF PREPARATION AND DISTRIBUTION OF CONSENT SOLICITATION AND
FORM S-4. Subject to Section 6.2, all reasonable out-of-pocket costs and expenses of printing and distributing the Form S-4, the fees associated with filing the Form S-4 with the SEC, the fees associated with making any other federal, state, local or foreign governmental securities law filings in connection with the Split-Off, and the fees and expenses of the Exchange Agent or any consent solicitation agents, information agents or similar consultants engaged by EDS or GM in connection with effecting the Split-Off (including the expenses of printing and distributing the letter of transmittal and instructions for the exchange of stock certificates and notices to holders of GM common stock of actions taken by written consent) shall be paid as follows: (i) GM shall pay all such costs, fees and expenses up to an aggregate of $3,000,000; and (ii) all such costs, fees and expenses in excess of an aggregate of $3,000,000 shall be paid 50% by GM and 50% by EDS.

     6.4 CERTAIN COSTS RELATING TO EDS COMMON STOCK. All costs of printing and engraving and fees of any transfer agent engaged by EDS, and all fees relating to listing EDS Common Stock on any stock exchange or similar organization shall be paid by EDS.

     6.5 ANNUAL FEE FOR LISTING OF STOCK GM hereby represents and warrants that it has paid in full the continuing annual fee required by the New York Stock Exchange for the listing of the Class E Stock thereon with respect to 1996. As soon as practicable after the Effective Time, EDS shall reimburse GM for the portion of such fee allocable to the period within 1996 following the Effective Time.

     6.6 ALLOWANCE. In connection with the establishment of the amount of the Special Inter-Company Payment, a $50,000,000 allowance (the "Allowance") is hereby provided to EDS with respect to the resolution of various uncertain, contingent and other matters arising directly or indirectly out of the separation of GM and EDS. GM and EDS acknowledge and agree that prior to the date hereof, a portion of such Allowance has been utilized by EDS and, as of the Effective Time, $9,340,000 of such Allowance (the "Remainder") will remain.
EDS shall be entitled to apply such Remainder against any amounts that are or may become payable by EDS or any EDS Affiliate to GM or any GM Affiliate in connection with any uncertain, contingent or other matter arising prior to the Effective Time directly or indirectly out of the separation of GM and EDS; provided, however, that such Remainder shall not be applied against any items specifically provided for in the Tax Allocation Agreement or this Separation Agreement (other than any amounts payable by EDS pursuant to Section 2.2(f) or, if applicable, amounts that are or become payable by EDS as a result of the application of Section 8.1(f)). If any portion of the Remainder has not been utilized by EDS or the EDS Affiliates as of the 18-month anniversary of the Effective Time, the parties shall negotiate in good faith to ensure, to the maximum extent practicable, that EDS will be able to utilize the full amount of the Remainder in accordance with the intended scope of the Remainder. Any portion of the Remainder that has not been utilized by EDS or the EDS Affiliates as of the two-year anniversary of the Effective Time (the "Expiration Date") shall be eliminated and shall be no longer available for utilization by EDS; provided, however, that if the negotiations described above have not been concluded and implemented by the Expiration Date, the Expiration Date shall be automatically extended until such negotiations are concluded and the results thereof implemented.

7.   COVENANT TO PRESERVE TAX-FREE STATUS OF SPLIT-OFF.
     -------------------------------------------------

     7.1 REPRESENTATIONS AND WARRANTIES. EDS hereby represents and warrants that (i) it has examined the Ruling Request and the Ruling, and (ii) the facts presented and the representations made therein, to the extent descriptive of EDS or the EDS Business (including, without limitation, the business purposes for the Split-Off, the representations in the Ruling to the extent that they relate to EDS or the EDS Business, and the plans, proposals, intentions and policies of
EDS), are true, correct and complete in all material respects.

     7.2  RESTRICTIONS ON EDS.

          (a) Secondary Capital Stock Transactions. Until the first day after the two-year anniversary of the Effective Time, EDS shall not enter into any Proposed Acquisition Transaction or, to the extent EDS has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (i) redeeming rights under a stockholders rights plan, (ii) finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (iii) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any "fair price" or other provision of EDS' charter or bylaws or otherwise) unless prior to the consummation of such Proposed Acquisition
     Transaction:

               (x) GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Split-Off, that such Proposed Acquisition Transaction either (1) would constitute a Tax-Free Reorganization, or
          (2) would not otherwise jeopardize the Tax-Free Status of the Split-Off; or

               (y) There has been obtained a ruling from the IRS, in form and substance reasonably satisfactory to GM, that such Proposed Acquisition Transaction would constitute a Tax-Free Reorganization.

     The foregoing shall not prohibit EDS from entering into a contract or agreement to consummate any Proposed Acquisition Transaction if such contract or agreement requires satisfaction of the requirements of subparagraph (x) or (y) above prior to the consummation of such Proposed Acquisition Transaction.

          (b) Primary Capital Stock Transactions. Until the first day after the six-month anniversary of the Effective Time, EDS shall not enter into any transaction with any Person or group of related Persons if, as a result of such transaction, such Person or group of related Persons would acquire from EDS a number of shares of EDS Capital Stock that, when aggregated with all other shares of EDS Capital Stock then owned by such Person or group of related Persons, would constitute (i) more than 20% of the total combined voting power of all outstanding shares of Voting Stock of EDS or (ii) more than 20% of the total number of outstanding shares of any class or series of EDS Capital Stock other than Voting Stock of EDS, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Split-Off, that such transaction would not jeopardize the Tax-Free Status of the Split-Off. Solely for purposes of this Section 7.2(b), any option, warrant or other security that would permit such Person or group of related Persons to acquire shares of Voting Stock of EDS or other EDS Capital Stock, or any security convertible into or

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

     exchangeable for shares of Voting Stock of EDS or other EDS Capital Stock, shall be treated as if it had been fully exercised, converted or exchanged. Notwithstanding the foregoing, (i) the provisions of this Section 7.2(b) shall not prohibit EDS from implementing, or otherwise complying with the provisions of, any stockholders rights plan of EDS, and (ii) issuances of shares of EDS Capital Stock that are coupled with (x) the redemption or repurchase of outstanding shares of EDS Capital Stock and/or (y) the distribution of an extraordinary dividend (as defined in Section 1059(c) of the Code) shall be regarded as sales of outstanding shares of EDS Capital Stock and shall be subject to the restrictions of Section 7.2(a). Solely for purposes of the preceding sentence, an issuance is coupled with a redemption, repurchase or extraordinary dividend distribution if, at the time of such issuance, there exists a plan or intention on the part of EDS to use the proceeds therefrom to fund such redemption, repurchase or extraordinary dividend distribution, directly or indirectly, in whole or in part. Such a plan or intention shall be deemed to exist at the time of such issuance if such redemption, repurchase or extraordinary dividend distribution occurs within the period that begins three months before the date of such issuance and ends three months after the date of the issuance. Notwithstanding the foregoing, EDS shall not be prohibited from issuing shares of EDS Capital Stock and using the proceeds therefrom to redeem or repurchase shares of EDS Capital Stock that were issued by EDS after the Effective Time.

          (c) Active Trade or Business. Until the first day after the two-year anniversary of the Effective Time, EDS, either directly or through one or more Subsidiaries directly or indirectly controlled by EDS, shall continue the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted at the Effective Time. EDS shall not (i) liquidate, dispose of, or otherwise discontinue the conduct of any material portion of such trade or business or (ii) dispose of any business or assets that would cause EDS to be operated in a manner inconsistent in any material respect with the business purposes for the Split-Off as set forth in the Ruling Request unless GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Split-Off, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Split-Off. EDS shall not under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of such trade or business if such liquidation, disposition or discontinuance would breach
     Section 7.2(d). EDS shall continue the active conduct of such trade or business primarily through officers and employees of EDS or its Subsidiaries (and not primarily through independent contractors) who are not officers or employees of GM or of any GM Affiliates. Notwithstanding the foregoing, (i) liquidations of any of EDS' Subsidiaries into EDS or one or more Subsidiaries directly or indirectly controlled by EDS shall not be deemed to breach this Section 7.2(c) and (ii) EDS shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses, or any portion thereof, provided that, in the case of this clause (ii), the aggregate value of the trades or businesses, or portions thereof, so liquidated, disposed of or discontinued shall not exceed $1 billion (as determined as of the Effective Time). For purposes of the preceding sentence, asset retirements and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof. Solely for purposes of this
     Section 7.2(c), EDS shall not be treated as directly or indirectly controlling a Subsidiary unless EDS owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (i) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (ii) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

          (d) Continuity of Business. Until the first day after the two-year anniversary of the Effective Time, (i) EDS shall not voluntarily dissolve or liquidate, and (ii) except in the ordinary course of business, neither EDS nor any Subsidiaries directly or indirectly controlled by EDS shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of EDS or (y) 60% of the consolidated gross assets of EDS and such Subsidiaries, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Split-Off, that such transaction would not jeopardize the Tax-Free Status of the Split-Off. The amount of gross assets of EDS and such Subsidiaries shall be based on the fair market value of each such asset as of the Effective Time. Sales, transfers or other dispositions by EDS or any of its Subsidiaries to EDS or one or more Subsidiaries directly or indirectly controlled by EDS shall not be included in any determinations under this
     Section 7.2(d) of whether such 60% or more of the gross assets of EDS or 60% of the consolidated gross assets of EDS and such Subsidiaries have been sold, transferred or otherwise disposed of. Solely for purposes of this
     Section 7.2(d), EDS shall not be treated as directly or indirectly controlling a Subsidiary unless EDS owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (i) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (ii) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

          (e) Miscellaneous. Until the first day after the two-year anniversary of the Effective Time, EDS shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of the Split-Off, including any action or transaction that would be reasonably likely to be inconsistent with any representation made to the IRS in connection with the Ruling Request, unless prior to the consummation of such action or transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free status of the Split-Off, that such action or transaction would not jeopardize the Tax-Free Status of the Split-Off. Notwithstanding the foregoing, if and to the extent that any action or transaction is described in and permitted pursuant to Section 7.2(a), (b), (c) or (d), such action or transaction shall not be prohibited by this Section 7.2(e).

     7.3  COOPERATION AND OTHER COVENANTS.

          (a) Notice of Subsequent EDS Ruling Requests. Until the first day after the two-year anniversary of the Effective Time, EDS shall furnish GM with a copy of any Subsequent EDS Ruling Request that relates to the Split-Off or that could otherwise be reasonably expected to have an impact on the Tax-Free Status of the Split-Off.

          (b) Cooperation. EDS shall cooperate with GM and shall take (or refrain from taking) all such actions as GM may reasonably request in connection with obtaining (i) any GM determination referred to in Section 7.2(a), (b), (c), (d) or (e) or (ii) GM's receipt of a Subsequent Split-Off Ruling. Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by GM to enable GM (or counsel for GM) to obtain and maintain any Subsequent Split-Off Ruling. From and after any Representation Date in connection with obtaining any such determination or GM's receipt of a Subsequent Split-Off Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, EDS shall not take (nor shall it refrain from taking) any action that, if EDS had intended to take (or refrain from taking) such action at the relevant Representation Date, would have caused such representation to be untrue.

          (c) Notice. Until all restrictions set forth in Section 7.2 have expired, EDS shall give GM written notice of any intention to effect or permit a transaction described in Section 7.2 within a period of time reasonably sufficient to enable GM to make the determination referred to in
     Section 7.2(a), (b), (c), (d) or (e) or to prepare and seek any Subsequent Split-Off Ruling in connection with such proposed transaction. Each such notice shall set forth the terms and conditions of the proposed transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the board of directors of EDS, the approximate number of shares of EDS Capital Stock proposed to be transferred or issued, the approximate value of EDS' assets (or assets of any of EDS' Subsidiaries) proposed to be transferred, the proposed timetable for such transaction, and the number of shares of EDS Capital Stock otherwise then owned by the other party to the proposed transaction, all with sufficient particularity to enable GM to make any such required determination, including information required to prepare and seek a Subsequent Split-Off Ruling in connection with such proposed transaction. All information provided by EDS to GM pursuant to this Section 7 shall be deemed subject to the confidentiality obligations of Section 4. Promptly, but in any event within 15 days, after GM receives such written notice from EDS, GM shall evaluate such information and notify EDS in writing of such determination or of GM's intent to seek a Subsequent Split-Off Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date GM so notifies EDS of GM's intent to seek a Subsequent Split-Off Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by EDS with
     Section 7.3(b). GM shall notify EDS promptly, but in any event within two Business Days, after the receipt of a Subsequent Split-Off Ruling. If GM makes a determination that a transaction described in Section 7.2 would jeopardize the Tax-Free

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

     Status of the Split-Off, such notice to EDS shall set forth, in reasonable detail, the reasons therefor and the reasons for not requesting a Subsequent Split-Off Ruling.

     7.4  INDEMNIFICATION FOR TAX LIABILITIES.

          (a) General. Notwithstanding any other provision of this Agreement or any provision of any of the Tax Allocation Agreements to the contrary but subject to Section 7.4(b), EDS shall indemnify, defend and hold harmless GM and each GM Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by GM in connection with any proposed tax assessment or tax controversy with respect to the Split-Off to the extent caused by any breach by EDS of any of its representations, warranties or covenants made pursuant to this Section 7. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that EDS pays its indemnification obligation in full.

          (b) Exceptions to EDS' Indemnification. If GM (i) makes a determination pursuant to Section 7.2(a), (b), (c), (d) or (e), by a Subsequent Split-Off Ruling or otherwise, and (ii) delivers to EDS written notice of such determination pursuant to Section 7.3(c), EDS shall have no obligation pursuant to Section 7.4(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness, in any material respect, of any representation provided by EDS upon which such Subsequent Split-Off Ruling and/or determination was based.

          (c) Timing and Method of Tax Indemnification Payments. EDS shall pay any amount due and payable to GM pursuant to this Section 7 on or before the 90th day following the earlier of agreement or determination that such amount is due and payable to GM. All payments pursuant to this Section 7.4 shall be made by wire transfer to the bank account designated by GM for such purpose, and on the date of such wire transfer EDS shall give GM notice of the transfer.

     7.5  PROCEDURE FOR INDEMNIFICATION FOR TAX LIABILITIES.

          (a) Notice of Claim. If GM receives notice of the assertion of any Third-Party Claim with respect to which EDS is obligated under Section 7.4 to provide indemnification, GM shall give EDS notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of GM to give notice as provided in this Section shall not relieve EDS of its obligations under Section 7.4, except to the extent that EDS is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

          (b) Obligation of Indemnifying Party. GM and EDS shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which EDS is obligated under Section 7.4 to provide indemnification, provided that EDS shall forfeit such joint control right with respect to a particular Third-Party Claim if EDS or any EDS Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from EDS to GM (or any of its Affiliates). EDS and GM shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and neither EDS nor GM shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates). Statements made or actions taken by either EDS or GM in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties. If either GM or EDS fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third Party Claim; provided, however, that GM may not compromise or settle any such Third-Party Claim without the prior written consent of EDS, which consent shall not be unreasonably withheld. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

     7.6 ARBITRATION. Any dispute between the parties arising out of or relating to this Section 7, including the interpretation of this Section 7, or any actual or purported breach of this Section 7, shall be resolved only in accordance with the following provisions:

          (a) Negotiation. GM and EDS shall attempt in good faith to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days of the receipt of such Dispute Notice, the appropriate representatives of GM and EDS shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 7.6(b). The results of such arbitration shall be final and binding on the parties.

          (b) Arbitration Procedure. Either party may initiate arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the CPR Rules, except as otherwise provided in this Section 7.6. Within 20 days following receipt of the written notice of arbitration, GM and EDS shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either GM or EDS shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether jointly selected by GM and EDS or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether EDS is required to indemnify GM pursuant to Section 7.4 and to determine the amount of the related indemnification payment. Each party shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

     7.7 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this Section 7 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of Section 7.4.

8.   INDEMNIFICATION.
     ---------------

     8.1 INDEMNIFICATION BY EDS. Subject to Section 8.3, from and after the Effective Time, EDS shall indemnify, defend and hold harmless GM, all GM Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

          (a) all Losses of GM or any GM Affiliate relating to, arising out of, or due to, directly or indirectly, any breach of any of the provisions of this Separation Agreement by EDS.

          (b) all Losses of GM, any GM Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in the EDS Disclosure Portions or the omission or alleged omission to state in the EDS Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that EDS shall not be liable in any such case to the extent that any such Losses relate to, arise out of or are based upon any plans, proposals, intentions or policies of GM or any GM Affiliates existing at the time of the effectiveness of the Form S-4 and of which EDS did not then have knowledge.

          (c) all Losses of GM, any GM Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in the Joint Disclosure Portions or the omission or alleged omission to state in the Joint Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that EDS shall be liable in any such case only to the extent that any such Losses arise out of or are based upon any plans, proposals, intentions or policies of EDS or any EDS Affiliate existing at the time of the effectiveness of the Form S-4 and of which GM did not then have knowledge.

          (d) all Losses of GM, any GM Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact relating to EDS or any EDS Affiliate contained in any report of GM with respect to any period entirely or partially prior to the Effective Time required by or filed under the Exchange Act relating to the EDS Business or the Class E Stock, or any filing made prior to the Effective Time under the Securities Act relating to the Class E Stock by GM, or the omission or alleged omission to state in any such report or filing a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that EDS shall be liable in any such case only to the extent that any such Losses arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in any such report or filing in reliance upon and in conformity with written information furnished to GM, any GM Affiliate or any of their respective Representatives by or on behalf of EDS, any EDS Affiliate or any of their respective Representatives specifically for use in preparing such report or filing by GM; provided, further, that EDS shall not be liable in any such case to the extent that any such Losses relate to, arise out of or are based upon any plans, proposals, intentions or policies of GM or any GM Affiliate existing at the time such report or filing was made; provided, further, that this Section 8.1(d) shall not apply to the Form S-4.

          (e) all Losses of GM, any GM Affiliate or any of their respective directors, officers or employees relating to or arising out of actions taken (or omitted to be taken) from and after the Effective Time by EDS, any EDS Affiliate or the EDS Transfer Agent in connection with (i) effecting the exchange of certificates representing shares of EDS Common Stock for certificates representing shares of Class E Stock, (ii) recognizing the Persons who were record holders of Class E Stock immediately prior to the Effective Time as the record holders of EDS Common Stock or (iii) affording such Persons the dividend, voting and other rights and privileges incident to the EDS Common Stock.

          (f) except as otherwise provided in Section 8.1(a), (b), (c), (d) or
     (e), all Losses of GM, any GM Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to, directly or indirectly, the EDS Business, whether relating to, arising out of, or due to occurrences or conditions prior to, on, or after the Effective Time; provided, however, that EDS shall have no obligations under this Section 8.1(f) with respect to any Losses relating to, arising out of or due to, directly or indirectly, any intentional or negligent act or omission to act by GM, any GM Affiliate or any of their respective

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

     Representatives, unless such intentional or negligent act or omission was at the express direction of EDS, any EDS Affiliate or any of their respective Representatives.

     8.2 INDEMNIFICATION BY GM. Subject to Section 8.3, from and after the Effective Time, GM shall indemnify, defend, and hold harmless EDS, all EDS Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

          (a) all Losses of EDS or any EDS Affiliate relating to, arising out of, or due to, directly or indirectly, any breach of any of the provisions of this Separation Agreement by GM.

          (b) all Losses of EDS, any EDS Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in the GM Disclosure Portions or the omission or alleged omission to state in the GM Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that GM shall not be liable in any such case to the extent that any such Losses relate to, arise out of or are based upon any plans, proposals, intentions or policies of EDS or any EDS Affiliates existing at the time of the effectiveness of the Form S-4 and of which GM did not then have knowledge.

          (c) all Losses of EDS, any EDS Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in the Joint Disclosure Portions or the omission or alleged omission to state in the Joint Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that GM shall be liable in any such case only to the extent that any such Losses arise out of or are based upon any plans, proposals, intentions or policies of GM or any GM Affiliate existing at the time of the effectiveness of the Form S-4 and of which EDS did not then have knowledge.

          (d) all Losses of EDS, any EDS Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in any report of GM with respect to any period entirely or partially prior to the Effective Time required by or filed under the Exchange Act, or any filing made prior to the Effective Time under the Securities Act by GM, or the omission or alleged omission to state in any such report or filing a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that GM shall not be liable in any such case to the extent that any such Losses relate to, arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in any such report or filing in reliance upon and in conformity with written information furnished to GM, any GM Affiliate or any of their respective Representatives by or on behalf of EDS, any EDS Affiliate or any of their respective Representatives specifically for use in preparing such report or filing by GM; provided, further, that the foregoing proviso shall be deemed inapplicable to the extent that the Losses referred to in such proviso relate to, arise out of or are based upon any plans, proposals, intentions or policies of GM or any GM Affiliate existing at the time such report or filing was made; provided, further, that GM shall not be liable in any such case to the extent that any such Losses relate to, arise out of or are based upon any plans, proposals, intentions or policies of EDS or any EDS Affiliates existing at the time such report or filing was made; provided, further, that this Section 8.2(d) shall not apply to the Form S-4.

          (e) all Losses of EDS, any EDS Affiliate or any of their respective directors, officers or employees relating to or arising out of actions taken (or omitted to be taken) at or prior to the Effective Time by GM, any GM Affiliate or the GM Transfer Agent (or any predecessor thereof) in connection with (i) recognizing any Person who is or was at any time a record holder of Class E Stock as a record holder of Class E Stock or (ii) affording such Persons the dividend, voting and other rights and privileges incident to the Class E Stock.

          (f) except as otherwise provided in Section 8.2(a), (b), (c), (d) or
     (e), all Losses of EDS, any EDS Affiliate or any of their respective directors, officers or employees relating to, arising out of, or due to, directly or indirectly, the GM Business, whether relating to, arising out of or due to occurrences or conditions prior to, on, or after the Effective Time, including, without limitation, all Losses relating to, arising out of, or due to any GM Pension Liability; provided, however, that GM shall have no obligations under this Section 8.2(f) with respect to any Losses relating to, arising out of or due to, directly or indirectly, any intentional or negligent act or omission to act by EDS, any EDS Affiliate or any of their respective Representatives, unless such intentional or negligent act or omission was at the express direction of GM, any GM Affiliate or any of their respective Representatives.

     8.3  OTHER LIABILITIES.

          (a) This Section 8 shall not be applicable to (i) any Tax-Related Losses, which shall be governed by Section 7 of this Separation Agreement, or (ii) except as provided in Section 8.4, any other Losses relating to, arising out of, or due to Taxes, which shall be governed by the Tax Allocation Agreements, as applicable.

          (b) This Section 8 shall not be applicable to any Losses relating to, arising out of, or due to any breach of the provisions of any GM-EDS Contract, which Losses shall be governed by the terms of such GM-EDS Contract.

          (c) This Section 8 shall not be applicable to any Split-Off Losses, except as provided in Section 2.3(g).

          (d) Subject to Sections 8.1(c) and 8.2(c), with respect to all Losses of GM, EDS or any of their respective Affiliates, directors, officers or employees relating to, arising out of, or due to (i) any untrue statement or alleged untrue statement of a material fact contained in any Joint Disclosure Portion or (ii) the omission or alleged omission to state in any Joint Disclosure Portion a material fact required to be stated therein or necessary to make the statements therein not misleading, such Losses shall be equally divided between, and paid by, EDS and GM.

     8.4 TAX EFFECTS OF INDEMNIFICATION. The amount of any Loss for which indemnification is provided under this Separation Agreement (other than pursuant to Section 7) shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss. Any Indemnity Payment hereunder shall initially be made without regard to this Section 8.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall he deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, and payments between GM and EDS to reflect such adjustment shall be made if necessary.

     8.5 EFFECT OF INSURANCE UPON INDEMNIFICATION. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 8 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of EDS and GM shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim. Settlements of any claims covered by any Insurance Policies shall be subject to Section 2.2(h).

     8.6  PROCEDURE FOR INDEMNIFICATION INVOLVING THIRD-PARTY CLAIMS.

          (a) Notice of Claim. If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Separation Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations under this Section 8, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

          (b) Obligation of Indemnifying Party. An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
     Section 8 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event
     (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

          (c) Joint Defense of Certain Claims. Notwithstanding the provisions of
     Section 8.6(b), GM and EDS shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Section 8.1 or 8.2. If either GM or EDS fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third Party Claim; provided, however, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

     8.7 PROCEDURE FOR INDEMNIFICATION NOT INVOLVING THIRD-PARTY CLAIMS. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 8 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice pursuant to Section 9.1, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Thereafter, the Indemnifying Party and the Indemnitee shall resolve the Claim in accordance with Section 9.1.

     8.8 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this Section 8 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 8.

9.   MISCELLANEOUS.
     -------------

     9.1 DISPUTE RESOLUTION. GM and EDS shall attempt in good faith to resolve any dispute between the parties arising out of or relating to this Separation Agreement promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days of the receipt of such Dispute Notice, the appropriate representatives of GM and EDS shall meet to attempt to resolve such dispute.

     9.2 SURVIVAL. The representations and warranties contained in this Separation Agreement shall survive the Effective Time until the expiration of all applicable statutes of limitations.

     9.3 COMPLETE AGREEMENT. This Separation Agreement, and the exhibits and schedules hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

     9.4  AUTHORITY.  Each of the parties hereto represents to the other that
(a) it has the corporate power and authority to execute, deliver and perform this Separation Agreement, (b) the execution, delivery and performance of this Separation Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Separation Agreement, and (d) this Separation Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     9.5 GOVERNING LAW. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

     9.6 CONSENT TO JURISDICTION. Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations (except any claim to which Section 7.6 applies) shall be litigated exclusively in the state courts of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of the state courts of Delaware for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in the state courts of Delaware, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in the state courts of Delaware, (d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in the state courts of Delaware has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that the state courts of Delaware lack personal jurisdiction over it, and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute. GM and EDS shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded any information that either party shall reasonably deem to be confidential or proprietary. Each of the parties hereto irrevocably designates and appoints its respective Service Agent as its agent to receive service of process in any such action, suit or proceeding. Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Separation Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of Delaware, and shall promptly notify the other party hereto of any change in the name or address of its Service Agent and the name and address of any replacement for its Service Agent, if such agent is no longer the Service Agent named herein. This Section 9.6 is meant to comply with 6 Del. C. (S) 2708.

     9.7 NOTICES. All Notices shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or
(b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

          If to GM to:

               General Motors Corporation
               3044 West Grand Boulevard
               Detroit, Michigan   48202
               Facsimile transmission:  (313) 974-4529
               Attention:  Chief Executive Officer

               With a copy (which shall not constitute effective notice) to:

               General Motors Corporation
               3031 West Grand Boulevard
               Detroit, MI  48202
               Facsimile transmission:  (313) 974-0209
               Attention:  General Counsel

          If to EDS, to:

               Electronic Data Systems Corporation
               Mail Stop:  H2-7W-40
               5400 Legacy Drive
               Plano, Texas  75024
               Facsimile transmission: (214) 605-2122
               Attention:  Chief Executive Officer

          With a copy (which shall not constitute effective notice) to:

               Electronic Data Systems Corporation
               Mail Stop:  H3-3D-05
               5400 Legacy Drive
               Plano, Texas  75024
               Facsimile transmission: (214) 605-5610
               Attention:  General Counsel


or to such other address as either party hereto may have furnished to the other party by a Notice in writing in accordance with this Section. Any Notice delivered pursuant to Section 2.2 shall also be sent to EDS Risk Management. Any Notice delivered pursuant to Section 7 shall also be sent to GM's Chief Tax Officer.

     9.8 AMENDMENT AND MODIFICATION. This Separation Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

     9.9 BINDING EFFECT; ASSIGNMENT. This Separation Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Separation Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     9.10 THIRD PARTY BENEFICIARIES. The EDS Indemnified Parties, the Indemnitees and their respective successors, heirs, executors, administrators and other estate representatives shall be third party beneficiaries of the indemnification provisions of Sections 2.3, 7 and 8, as applicable, and shall be entitled to enforce those provisions, and in connection with such enforcement shall be subject to Section 9.6, in each such case as fully and to the same extent as if they were parties to this Separation Agreement. Except as provided in the previous sentence, nothing in this Separation Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Separation Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Separation Agreement.

    9.11 COUNTERPARTS. This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.12  WAIVER.  The observance of any term of this Separation
Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Separation Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Separation Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Separation Agreement operate as a waiver of any other right or privilege under this Separation Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Separation Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

     9.13 SEVERABILITY. Any provision of this Separation Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.14 REMEDIES. Each of GM and EDS shall be entitled to enforce its rights under this Separation Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Separation Agreement and to exercise all other rights existing in its favor. Each of GM and EDS acknowledges and agrees that under certain circumstances the breach by GM or any of its Subsidiaries or EDS or any of its Subsidiaries of a term or provision of this Separation Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Separation Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Separation Agreement.

     9.15 PERFORMANCE. Each of the parties hereto shall use commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

     9.16 REFERENCES; CONSTRUCTION. The table of contents and the section and other headings and subheadings contained in this Separation Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Separation Agreement. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section" or "Exhibit" shall be deemed to refer to a section of this Separation Agreement or an exhibit to this Separation Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Separation Agreement refer to this Separation Agreement as a whole and not to any particular provision of this Separation Agreement. Whenever the words "include," "includes" or "including" are used in this Separation Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation."

     IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed and delivered as of the date and year first written above.


                              ELECTRONIC DATA SYSTEMS CORPORATION


                              By: /s/ Joseph M. Grant
                                 ---------------------------------

                                    Name: Joseph M. Grant
                                         -------------------------

                                    Title: Senior Vice President
                                          ------------------------


                              GENERAL MOTORS CORPORATION


                              By: /s/ Leon J. Krain
                                 ---------------------------------

                                    Name: Leon J. Krain
                                         -------------------------

                                    Title: Vice President
                                          ------------------------

                                                                       EXHIBIT A
                               TRANSFER AGREEMENT


DATED the ____ day of ____________, 1996

BETWEEN:

                        GENERAL MOTORS OF CANADA LIMITED
                               (hereinafter "GM")

                                    - and -

                             E.D.S. OF CANADA, LTD.
                              (hereinafter "EDS")


WHEREAS GM maintains the General Motors Canada Retirement Program for Salaried Employees (hereinafter the "GM Canada Plan"); and

WHEREAS some employees of EDS are participating in the GM Canadian Plan; and

WHEREAS pursuant to a Separation Agreement dated ____________________ between Electronic Data Systems Corporation and General Motors Corporation (the "Separation Agreement") in connection with the split-off of EDS from GM, GM and EDS have agreed to enter into an agreement whereby EDS will establish a successor pension plan which will recognize the benefits and service which eligible members have accrued under the GM Canada Plan to the Effective Time and GM will arrange to transfer assets to that successor plan in respect of the transferred liabilities;

IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN THE PARTIES HERETO AGREE AS
FOLLOWS:

1.   DEFINITIONS.

          1.1 "EDS ACTUARY" means the actuary or firm of actuaries appointed by EDS for the purposes of the EDS Canada Plan. This actuary shall be (or the firm of actuaries shall include) a Fellow of the Canadian Institute of Actuaries.

          1.2 "EDS CANADA PLAN" means the plan of EDS described in Section 2 of this Agreement.

          1.3 "EFFECTIVE TIME" means the Effective Time as defined in the Separation Agreement.

          1.4 "GM ACTUARY" means the actuary or firm of actuaries appointed by GM for the purposes of the GM Canada Plan. This actuary shall be (or the firm of actuaries shall include) a Fellow of the Canadian Institute of Actuaries.

          1.5 "GM CANADA PLAN CREDITED SERVICE" of a Transferring Member means the years and fractions of years prior to the Effective Time which are recognized as Credited Service (Contributory Credited Service and Non-Contributory Credited Service as applicable) of the Transferring Member under the terms of the GM Canada Plan.

          1.6 "GRANTED SERVICE" means service credited pursuant to Section 6.01 of this Agreement.

          1.7 "TRANSFER AMOUNT" means the amount determined pursuant to Section 4 of this Agreement to be transferred in cash or (if agreed to by GM and EDS) assets in kind or in some combination thereof from the pension fund of the GM Canada Plan to the pension fund of the EDS Canada Plan in accordance with
Section 5 hereof.

          1.8 "TRANSFER DATE" means the date that the transfer of the Transfer Amount contemplated by this Agreement occurs after approval by relevant authorities as set out in paragraph 5 of this Agreement.

          1.9 "TRANSFERRING MEMBER" means a person who is employed by EDS, Electronic Data Systems Corporation, or a subsidiary thereof and participating in the GM Canada Plan on the day preceding the Effective Time, who becomes a member of the EDS Canada Plan as of the Effective Time, and who has not received a return of member contributions or a lump sum transfer, and who is not receiving periodic payment of a pension from the GM Canada Plan in respect of GM Canada Plan Credited Service.

2. SUCCESSOR PLAN. EDS shall adopt a pension plan (or amend an existing plan) to provide pension benefits for the Transferring Members and shall register such plan (or amendment) with the appropriate regulatory authorities. This successor plan shall contain provisions regarding service prior to the Effective Time which provide benefits that are identical to the relevant provisions of the GM Canada Plan in effect immediately prior to the Effective Time (other than plant closure and permanent layoff benefits, which, subject to regulatory approval obtained by EDS, need not be included in the EDS Canada
Plan). The EDS Canada Plan shall remain in effect, with identifical benefits to those of the GM Canada Plan in effect immediately prior to the Effective Time (other than plant closure and permanent layoff benefits if EDS obtains regulatory approval with respect to the exclusion of such benefits), for a minimum of two years following the Effective Time. The Transferring Members shall cease accruing benefits under the GM Canada Plan as of the Effective Time.

3. TRANSFER REPORT. The GM Actuary shall calculate the Transfer Amount pursuant to Section 4 of this Agreement and prepare a draft transfer report. The draft transfer report shall contain the information required by Policy Statement No. 2 "Transfer of Assets Resulting from Sale of Business" as issued by the Pension Commission of Ontario on July 28, 1988 (hereinafter the "Policy Statement"). GM shall deliver the draft transfer report to EDS for review and approval by the EDS Actuary. Such approval shall not be unreasonably withheld.

     Once the EDS Actuary has approved the draft transfer report, the GM Actuary shall finalize the report and file it with the Ontario Superintendent of Pensions (the "Superintendent"), along with a request for the Superintendent's approval to transfer assets pursuant to the terms of this Agreement.

4. DETERMINATION OF TRANSFER AMOUNT. The Transfer Amount shall be determined as of the Effective Time in respect of the benefits which Transferring Members have accrued under the GM Canada Plan based on their earnings and GM Canada Plan Credited Service to the Effective Time (as recorded by GM) and shall be equal to the lesser of:

     (a) the "solvency liabilities" (as that term is defined in section 1 of Regulation 909 under the Pension Benefits Act, R.S.O. 1990, Chapter
          P.8 (the "PBA") and excluding "plant closure benefits" and "permanent layoff benefits" as permitted where an employer makes an election under section 5(18) of the Regulation);

     (b) the "asset transfer value" (as that term is defined in the Policy Statement); and

     (c) the "going concern liabilities" (as that term is defined in section 1 of Regulation 909 under the PBA);

     in respect of the Transferring Members' benefits.

     The GM Actuary shall calculate these liabilities and values using the methods and assumptions specified in the attached Schedule A.

     Notwithstanding the preceding paragraphs of this Section, if the Superintendent will not approve the transfer unless the EDS Canada Plan receives an amount greater than the Transfer Amount determined pursuant to the preceding paragraphs of this Section, then EDS shall pay into the EDS Canada Plan the amount of excess (the "Excess"), on such terms as are acceptable to the Superintendent in order for the Superintendent to approve the transfer of the Transfer Amount into the EDS Canada Plan in conjunction with the contribution of the Excess by EDS. EDS shall, at is discretion, be entitled to request the Superintendent to approve a lower Excess contribution, and, if approved by the Superintendent, such lower excess amount shall be contributed by EDS.

5.  TRANSFER OF ASSETS.  GM shall arrange to have the Transfer Amount
(adjusted as set out below) paid by the custodian of the GM Canada Plan pension fund to the custodian of the pension fund of the EDS Canada Plan within sixty days of receiving approval for the transfer from the Superintendent. Such amount shall be paid by cheque, by bank draft, by assets in kind or by some combination thereof (as agreed to by GM and EDS). The Transfer Amount as determined under Section 4 of this Agreement shall be adjusted forward to the Transfer Date as follows:

          5.1 The Transfer Amount calculated pursuant to Section 4 shall be credited with:

          (a) the rate of return earned by the pension fund of the GM Canada Plan for the period from the Effective Time to the end of the month preceding the Transfer Date, determined net of general plan and fund administration expenses attributable to all members allocated on a pro-rata basis as a percentage of total assets; plus

          (b) interest at the rate given on thirty day Government of Canada T-bills from the first day of the month containing the Transfer Date to the Transfer Date.

          5.2 The Transfer Amount calculated pursuant to Section 5.01 shall be reduced by the amount of any benefits paid from the GM Canada Plan to or in respect of Transferring Members after the Effective Time and prior to the Transfer Date (adjusted to reflect the applicable net rate of returns and interest determined under Section 5.01 above).

6. TRANSFER OF BENEFITS. EDS shall cause the EDS Canada Plan to grant past service benefits to Transferring Members on the basis described below:

          6.1 Each Transferring Member shall be granted "pensionable service" under the terms of the EDS Canada Plan for service prior to the Effective Time equal to the Transferring Member's GM Canada Plan Credited Service.

          6.2 Each Transferring Member's period of membership under the EDS Canada Plan shall be deemed to include the period of participation recognized in respect of the Transferring Member under the terms of the GM Canada Plan as of the day prior to the Effective Time.

          6.3 Each Transferring Member shall be credited under the EDS Canada Plan with the total of the Transferring Member's required contributions plus interest as of the Effective Time, as reported by GM pursuant to Section 9.01 of this Agreement.

          6.4 The record of earnings under the EDS Canada Plan for each Transferring Member shall be deemed to include the record of earnings reported in respect of the Transferring Member by GM pursuant to Section 9.01 of this Agreement.

          6.5 The benefits of each Transferring Member in respect of Granted Service shall not be less than the benefits which the Transferring Member would have received for such service under the terms of the GM Canada Plan as it existed at the Effective Time, determined after taking account of the Transferring Member's earnings and participation in the EDS Canada Plan to the date that is the earlier of (1) two years following the Effective Time, or (2) the date the Transferring Member terminates participation in the EDS Canada Plan. In the event an amendment to the EDS Canada Plan results in an actuarial surplus attributable to the Transfer Amount and earnings thereon, such surplus shall be used solely for the benefit of Transferring Members, and shall not (i) be applied against employer contribution obligations (attributable to employees other than Transferring Members) under the EDS Canada Plan or a successor plan or (ii) be used to create a contribution holiday for the EDS Canada Plan or a successor plan.

7. ASSUMPTION OF LIABILITIES. When the custodian of the pension fund for the EDS Canada Plan receives the Transfer Amount as adjusted pursuant to Section 5 of this Agreement the EDS Canada Plan shall grant the benefits described in
Section 6 of this Agreement as at the Effective Time. Upon the completion of such transfer, the benefits of the Transferred Members in respect of the service credited under the EDS Canada Plan pursuant to Section 6.01 shall be determined solely in accordance with the terms of the EDS Canada Plan as if the Transferring Members had been members of the EDS Canada Plan during such period of service and the GM Canada Plan shall be relieved of any further obligation to the Transferring members.

8. STATEMENT OF BENEFITS. Within one year of the Transfer Date, EDS shall provide each Transferring Member with a statement regarding the Transferring Member's benefits, rights and obligations granted by the EDS Canada Plan pursuant to Section 6 of this Agreement.

9. COOPERATION BETWEEN THE PARTIES. EDS and GM shall cooperate fully and take the steps necessary to complete the transaction contemplated by this Agreement. Without limiting the generality of the foregoing:

          9.1 GM shall arrange to provide EDS with such data and records regarding the Transferring Members as EDS (and the EDS Actuary) may require to:

          (a)  verify the draft transfer report;

          (b) establish a record of earnings and service for each Transferring Member; and

          (c) establish a record of required contributions plus interest for each Transferring Member;

          plus such other data and records as EDS may reasonably require to implement this Agreement.

          9.2 EDS shall arrange to distribute to the Transferring Members a notice prepared by GM to satisfy the requirements of the Policy Statement.

10. THIRD PARTY RIGHTS. Nothing in this Agreement shall give any third party, including, but not limited to, any employee of GM, EDS, and any participant or beneficiary in the GM Canada Plan or the EDS Canada Plan, any right or claim to any payment, except to the extent of benefits provided under a plan sponsored by GM or EDS, or any right or claim to continued employment with GM or EDS. GM and EDS expressly reserve the right to terminate any of their employees.

11. GOVERNING LAW. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.


IN WITNESS WHEREOF the parties hereto execute this Agreement as of the date indicated above.

                    GENERAL MOTORS OF CANADA LIMITED



                    ___________________________________


                    ___________________________________

                    E.D.S. OF CANADA, LTD


                    ___________________________________


                    ___________________________________

                                                                      SCHEDULE A

                   GENERAL MOTORS CANADIAN RETIREMENT PROGRAM
                             FOR SALARIED EMPLOYEES

                        ACTUARIAL BASIS - GOING CONCERN


GOING CONCERN ACTUARIAL ASSUMPTIONS

The following assumptions will be used in conducting the going concern funding valuation at the Effective Time.

Economic Assumptions
- --------------------

Investment Yield/Discount Rate
- ------------------------------

An underlying long-term investment yield rate of 7% per annum net after payment of investment and routine administration expenses will be used. This rate was adjusted for current conditions in effect at the valuation date by assuming a higher rate to be applicable for the period between the valuation date and November 30, 2006. For this valuation at the Effective Time, the initial yield rate was assumed to be 9%. These rates will be used to discount the expected benefit payments to determine the actuarial liabilities.

Expenses
- --------

Costs of administering the Plan in excess of the investment and routine administration expenses are assumed to be paid directly by the Employer as incurred, and no provision was made for these.

Salary Increase
- ---------------

A long term salary increase assumption of 5% per annum will be assumed.

Employee Contributions
- ----------------------

Employee contributions will be assumed to be credited with interest at a rate of 8% per annum.

Year's Maximum Pensionable Earnings (YMPE)
- ------------------------------------------

The YMPE was projected to increase by 5% per annum. The 1996 YMPE of $35,400 was used as a starting point for the projected values.

Maximum Pension
- ---------------

The current dollar limit on lifetime pensions under the Income Tax Act of $1,722.22 applicable to each year of service (with a 35-year cap placed on pre-January 1, 1992 service) will be assumed to remain unchanged until 2004 and to increase by 5% per annum thereafter.

Inflation and Future Benefit Increases
- --------------------------------------

The benefits reflected in the going concern valuation will be those in effect at the valuation date. No further benefit increases are provided under the plan beyond the Effective Time.

Demographic Assumptions
- -----------------------

Retirement
- ----------

Under the Plan, different levels of benefits are available on retirement depending upon the member's age and service and type of retirement. To reflect these differences, we adopted retirement assumptions in accordance with the following table.

  AGE RETIREMENT RATES PER 1,000 MEMBERS
- ------------------------------------------
            Voluntary Early
Attained      Retirement       Other Early
Age         With 30 Years      Retirement*
- ------------------------------------------
46            333.333
47             38.462
48             95.238
49             91.603
50             70.381
51             85.627
52             72.072
53             17.391
54             76.555
55            187.990           97.854
56            183.544           62.632
57            233.962           37.391
58            244.138           82.569
59            157.676           92.784
60            351.020          218.905
61            389.474          138.889
62            409.091          285.714
63            342.857          250.000
64            470.588          390.244
65          1,000.000        1,000.000
- ----------------------------------------

* All other early retirements prior to age 60 are assumed to be mutually satisfactory early retirements.

Layoffs (potential retirements) were assumed to retire immediately or at age 55 if later. Terminated vested members were assumed to retire at age 65.

Termination Rates
- -----------------

Moderate rates of termination of employment prior to death or retirement were used. Sample values are given below.


Mortality
- ---------

Mortality rates for non-disabled lives will be assumed to be equal to rates from the 1983 Group Annuity Mortality Table with margins added for males and females. Sample rates of mortality are given below.

Disability
- ----------

Disability incidence rates were based on 150% of the rates shown for Class 1 in the Wyatt 1985 Disability Study. Sample values are given below. Mortality rates after disability will be assumed to be equal to rates from the 1983 Group Annuity Mortality Table with margins for males and females.

 ----------------------------------------------------------------
                      Mortality, Disability Incidence
                  and Termination Rates Per 1,000 Members
        ---------------------------------------------------------
              Mortality
        -----------------------    Disability
Age        Male      Female        Incidence      Termination
- ------------------------------------------------------------------
20        0.377       0.189          0.450           99.176
25        0.464       0.253          0.645           65.947
30        0.607       0.342          0.960           45.949
35        0.860       0.476          1.470           32.418
40        1.238       0.665          2.370           18.593
45        2.183       1.010          3.885           11.066
50        3.909       1.647          6.720            2.924
55        6.131       2.541         12.675
60        9.158       4.241         18.060
65       15.592       7.064
70       27.530      12.385
75       44.597      23.992
80       74.070      42.945
85      114.836      69.918
- -----------------------------------------------------------------

Survivor Option/Automatic Survivor Benefit
- ------------------------------------------

The cost of providing the survivor option/automatic survivor benefit will be calculated assuming 90% of the members would be eligible for the benefits at retirement, 88.89% of the eligible members would not reject the automatic survivor benefit and husbands would be three years older than their wives.


GOING CONCERN ACTUARIAL METHODS

Liabilities
- -----------

The going concern valuation of the liabilities will be conducted using the Projected Unit Credit actuarial cost method. This method is designed to accumulate assets systematically to provide security for the benefits provided under the terms of the plan in respect of service that has already been rendered, without further recourse to the assets of the plan sponsor. Under this method, for each member, the normal actuarial cost rate for benefits for one year of service is determined as the present value of all benefits accrued to the projected date of retirement or earlier termination divided by the projected total service of the member at retirement or such earlier termination of service.

The accrual actuarial liabilities for active members are determined as the normal actuarial costs rate multiplied by the credited service of the member at the date of the valuation. For inactive members, the accrued actuarial liabilities are determined as the actuarial present value of benefits accrued in respect of service up to the date of valuation. The accrued actuarial liabilities are then compared with the actuarial value of the assets in the pension fund to determine the funded position of the plan at the valuation date. If any unfunded actuarial liability exists, it may be funded in one sum or over a period of years, subject to any legislative restrictions.

Benefits Valued
- ---------------

The benefits valued will be those in effect at the Effective Time.

We assume that the supplementary benefits available to members on disability retirement would be fully offset by disability pensions payable under the Canada/Quebec Pension Plan.

                   GENERAL MOTORS CANADIAN RETIREMENT PROGRAM
                             FOR SALARIED EMPLOYEES

                           ACTUARIAL BASIS - SOLVENCY


SOLVENCY VALUATION ACTUARIAL ASSUMPTIONS

The following assumptions will be used to determine the funded position on a solvency basis as at the Effective Time.

Economic Assumptions
- --------------------

Interest Rates
- --------------

The interest rate assumption used will be in accordance with the September, 1993 Canadian Institute of Actuaries Transfer Value Recommendations and will be those rates in effect on the Effective Time.

Expenses
- --------

All expenses associated with terminating the Plan will be assumed to be payable by the Employer. No provision was made for any further expenses.

Salary Increase
- ---------------

No allowance will be made for salary increases beyond the valuation date.

Year's Maximum Pensionable Earnings (YMPE)
- ------------------------------------------

No allowance will be made for increases in the YMPE beyond the valuation date.

Maximum Pension
- ---------------

The current dollar limit on lifetime pensions under the Income Tax Act of $1,722.22 applicable to each year of service (with a 35-year cap placed on January 1, 1992 service) is assumed.

Demographic Assumptions
- -----------------------

Disability
- ----------

No allowance will be made for the possibility of becoming disabled after the valuation date.

Termination
- -----------

All employees will be assumed to terminate employment at the valuation date with full vesting of accrued benefits.

Survivor Option/Automatic Survivor Benefit
- ------------------------------------------

It is assumed that 90% of the employee group were males and 10% were females.
It is assumed that 82% of employees (85% of males and 55% of females) would not reject the automatic survivor benefit election at retirement and that on average an employee is 29 months older than a non-employee spouse.

Mortality
- ---------

Mortality rates after retirement will be taken from the 1983 Group Annuity Mortality Table with margins. A unisex table was derived by using 90% of the male rates and 10% of the female rates. These rates were then applied to all plan members regardless of sex. Sample values are given below.

        Mortality Rates
Age    Per 1,000 Members
- ------------------------
20         0.361
25         0.439
30         0.583
35         0.822
40         1.182
45         2.027
50         3.684
55         5.771
60         8.668
65        14.737
70        26.015
75        42.539
80        70.958
85       110.348
- ------------------------

SOLVENCY VALUATION ACTUARIAL METHODS

Liabilities
- -----------

The traditional unit credit actuarial cost method will be used. Under this method, for each member, the accrued actuarial liabilities are determined as the present value of all benefits accrued to the valuation date.

Benefits Valued
- ---------------

Under the Plan, different levels of benefits are available on retirement depending on the member's age and service and type of retirement. For each employee, we determined when, if ever, the employee would be eligible for retirement under each of the retirement provisions and the amounts of benefits payable based on the employee's credited service at the valuation date. Employees with age plus Plan membership totaling at least 50 years were assumed to grow into the benefits provided under the Plan for layoffs due to remote plan closure. Employees with at least 10 years of service and age plus continuous employment or plan membership totaling at least 55 years will be also assumed to grow into a pro-rata special allowance if they would have completed 30 years of service prior to age 60. In valuing the special allowance, we assumed no offset for earnings from subsequent employment.

For each member, we determine the commuted value at the valuation date of all benefits payable under each of the retirement possibilities and established the solvency liability for such employee to be the commuted value for the retirement possibility which produces the largest commuted value, but excluding the additional liabilities for benefits in respect of future plant closures and future permanent layoffs and for special allowances for employees who had not completed 30 years of service at the valuation date.

Basic Benefit Rate and Special Allowance
- ----------------------------------------

For members still in service, the Basic Benefit Rate used in calculating the Minimum Basic Benefit and Non-Contributory Pension and the monthly special allowance rate will be the rates in effect at the valuation date (i.e., $44.30 and $2,260 respectively, at the Effective Time).

Inflation and Future Benefit Increases
- --------------------------------------

The benefits reflected in the valuation will be those in effect at the valuation date. No allowance was made for subsequent benefit increases provided under the Plan beyond the valuation date.

Pre-Retirement Death Benefits
- -----------------------------

We make allowance for the pre-retirement death benefit related to the basic lifetime pension by assuming no discount for mortality prior to retirement when determining the commuted values of these benefits.

                                                                       EXHIBIT F


                  PROFESSIONAL ADVISOR FEES TO BE PAID BY EDS


Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated
KPMG Peat Marwick LLP (with respect to any services provided to EDS or any EDS
  Affiliate and not to include services provided to GM or any GM Affiliate) Baker & Botts, L.L.P.
Prickett, Jones, Elliott, Kristol & Schnee
Hughes & Luce, L.L.P.

                                                                       EXHIBIT G


                   PROFESSIONAL ADVISOR FEES TO BE PAID BY GM


Merrill Lynch & Co.
Deloitte & Touche LLP
Kirkland & Ellis
Richards, Layton & Finger
Milbank, Tweed, Hadley & McCloy
Weil, Gotshal & Manges
McKinsey & Co., Inc.
KPMG Peat Marwick LLP (with respect to any services provided to GM or any GM
  Affiliate and not to include services provided to EDS or any EDS Affiliate) Groom & Nordberg

                                      G-1